Exhibit 10.1

Execution Version

BRIDGE CREDIT AGREEMENT

Dated as of September 23, 2022

among

TETRA TECH, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent,

and

BofA SECURITIES, INC.,

As Sole Lead Arranger and Sole Bookrunner,

i

ARTICLE IV
CONDITIONS PRECEDENT TO lending

4.01	Conditions to Effective Date	55
4.02	Conditions to Closing Date	56
4.03	Each Subsequent Borrowing Date	57
4.04	Actions during Certain Funds Period	58
4.05	Determinations under Article IV	58

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	59
5.02	Authorization; No Contravention	59
5.03	Governmental Authorization; Other Consents	59
5.04	Binding Effect	59
5.05	Financial Statements; No Material Adverse Effect	59
5.06	Litigation	60
5.07	No Default	60
5.08	Ownership of Property; Liens	60
5.09	Environmental Compliance	60
5.10	Insurance	60
5.11	Taxes	60
5.12	ERISA Compliance	61
5.13	Subsidiaries; Equity Interests	62
5.14	Margin Regulations; Investment Company Act	62
5.15	Disclosure	62
5.16	Compliance with Laws	62
5.17	Taxpayer Identification Number; Other Identifying Information	62
5.18	Solvency	62
5.19	Creation, Perfection and Priority of Liens	63
5.20	Collateral	63
5.21	Intellectual Property; Licenses, Etc.	63
5.22	[Reserved]	63
5.23	OFAC	63
5.24	Anti-Corruption Laws	63
5.25	Affected Financial Institution	64
5.26	Beneficial Ownership Certification	64
5.27	Covered Entities	64
5.28	Use of Proceeds	64
5.29	Target Acquisition Documents	64

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	64
6.02	Certificates; Other Information	65
6.03	Notices	66
6.04	Payment of Obligations	67
6.05	Preservation of Existence, Etc.	67
6.06	Maintenance of Properties	67
6.07	Maintenance of Insurance	67

6.08	Compliance with Laws	68
6.09	Books and Records	68
6.10	Inspection Rights	68
6.11	Use of Proceeds	68
6.12	[Reserved]	68
6.13	Collateral; Additional Security; Additional Subsidiary Guarantors; Further Assurances	68
6.14	Anti-Corruption Laws	71
6.15	Scheme and Offer	71

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	73
7.02	Investments	75
7.03	Indebtedness	76
7.04	Fundamental Changes	77
7.05	Dispositions	78
7.06	Restricted Payments	78
7.07	Change in Nature of Business	79
7.08	Transactions with Affiliates	79
7.09	Burdensome Agreements	79
7.10	Use of Proceeds	80
7.11	Financial Covenants	80
7.12	Amendment or Modification of Subordinated Indebtedness or Permitted Convertible Indebtedness	80
7.13	Amendment or Modification of Organization Documents	81
7.14	Payments of Subordinated Indebtedness or Permitted Convertible Indebtedness	81
7.15	Unconditional Purchase Obligations	81

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	81
8.02	Remedies Upon Event of Default	83
8.03	Application of Funds	84

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	84
9.02	Rights as a Lender	85
9.03	Exculpatory Provisions	85
9.04	Reliance by Administrative Agent	86
9.05	Delegation of Duties	86
9.06	Resignation of Administrative Agent	87
9.07	Non-Reliance on the Administrative Agent, the Arranger and the Other Lenders	87
9.08	No Other Duties, Etc.	88
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	88
9.10	Collateral and Guaranty Matters	89
9.11	[Reserved]	90
9.12	[Reserved]	90
9.13	No Lender is an Employee Benefit Plan	90
9.14	Recovery of Erroneous Payments	91

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc.	91
10.02	Notices; Effectiveness; Electronic Communication	93
10.03	No Waiver; Cumulative Remedies; Enforcement	95
10.04	Expenses; Indemnity; Damage Waiver	96
10.05	Payments Set Aside	97
10.06	Successors and Assigns	98
10.07	Treatment of Certain Information; Confidentiality	101
10.08	Right of Setoff	102
10.09	Interest Rate Limitation	103
10.10	Integration; Effectiveness	103
10.11	Survival of Representations and Warranties	103
10.12	Severability	103
10.13	Replacement of Lenders	104
10.14	Governing Law; Jurisdiction; Etc.	104
10.15	Waiver of Jury Trial	105
10.16	No Advisory or Fiduciary Responsibility	105
10.17	Electronic Execution; Electronic Records; Counterparts	106
10.18	USA PATRIOT Act Notice	107
10.19	Judgment Currency	107
10.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	107
10.21	[Reserved]	108
10.22	Acknowledgment Regarding Any Supported QFCs	108

SCHEDULES

2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.13	Subsidiaries; Equity Interests
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	[Reserved]
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Closing Date Officer’s Certificate
G	Confidentiality and Front Running Letter

v

BRIDGE CREDIT AGREEMENT

This BRIDGE CREDIT AGREEMENT (this “Agreement”) is entered into as of September 23, 2022, among TETRA TECH, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

RECITALS:

The Borrower has requested, and the Administrative Agent and the Lenders are willing to make, loans to it for the purposes and subject to the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance Condition” means the condition with respect to the number of acceptances to the Offer which must be secured in order for the Offer to become or be declared unconditional.

“Acquired Business” means the Target, together with its Subsidiaries.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property of another Person (or any division or other business unit of such other Person) or at least a majority of the voting stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Revolving Loans” means loans borrowed by the Borrower or any of its Subsidiaries pursuant to the revolving credit facility under the Existing Credit Agreement (as it may be amended, refinanced or replaced) for the purpose of financing the Target Acquisition.

“Acquisition Revolving Loan Proceeds” has the meaning specified in Section 2.07(b).

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in substantially the form supplied or approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Currency” means Dollars or Sterling, as applicable.

“Agreement” means this Bridge Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator and (b) with respect to SONIA, the SONIA Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SONIA Administrator.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the applicable Tranche represented by the sum of such Lender’s unused Commitment at such time plus the principal amount of such Lender’s Loans outstanding at such time, subject to adjustment as provided in Section 2.17. The initial Applicable Percentage of each Lender in respect of each Tranche is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Leverage Ratio	Term SOFR Loans and SONIA Loans				Base Rate Loans
		Closing Date until 89th day following the Closing Date	90th day following the Closing Date until 179th day following the Closing Date	180th day following the Closing Date until 269th day following the Closing Date	From the 270th day following the Closing Date	Closing Date until 89th day following the Closing Date	90th day following the Closing Date until 179th day following the Closing Date	180th day following the Closing Date until 269th day following the Closing Date	From the 270th day following the Closing Date
I	Less than 0.75 to 1.00	1.000%	1.250%	1.500%	1.750%	0.000%	0.250%	0.500%	0.750%
II	Greater than or equal to 0.75 to 1.00 but less than 1.25 to 1.00	1.125%	1.375%	1.625%	1.875%	0.125%	0.375%	0.625%	0.875%
III	Greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00	1.250%	1.500%	1.750%	2.000%	0.250%	0.500%	0.750%	1.000%
IV	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	1.375%	1.625%	1.875%	2.125%	0.375%	0.625%	0.875%	1.125%
V	Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00	1.625%	1.875%	2.125%	2.375%	0.625%	0.875%	1.125%	1.375%
VI	Greater than or equal to 2.75 to 1.00	1.875%	2.125%	2.375%	2.625%	0.875%	1.125%	1.375%	1.625%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in Sterling, the local time in the place of settlement as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BofA Securities, Inc. in its capacity as sole lead arranger with respect hereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended October 3, 2021, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period starting on (and including) the Closing Date and ending on the occurrence of a Mandatory Cancellation Event.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and Tranche and, in the case of Term SOFR Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that, if such day relates to any interest rate settings as to a SONIA Loan, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom.

“Buyer” means Tetra Tech UK Holdings Limited, a direct and wholly-owned Subsidiary of the Borrower, incorporated in the United Kingdom.

“Capital Markets and Term Loan Proceeds” has the meaning specified in Section 2.07(b).

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower operating a regulated captive insurance program permitted by Section 6.07 for the benefit of one or more of the Borrower and its Subsidiaries.

“Certain Funds Covenant” means, with respect to the Borrower and the Buyer only (and not, for the avoidance of doubt, in respect of any obligation to procure that any Subsidiary of the Borrower (other than the Buyer), the Target or any Subsidiary of the Target take, or refrain from taking, any action), any covenant under any of Sections 6.05(a) (but with respect to good standing, only to the extent a breach would have a material adverse effect on a Borrower’s ability to perform and comply with its monetary obligations under this Agreement, any Note and each other Loan Document), 6.11, 6.15 (excluding clauses (a)(i), (a)(iv), (a)(v), (a)(vii), (a)(ix) and (a)(xi)), 7.01 (solely with respect to intentional breaches thereof by the Borrower and/or the Buyer), 7.04 or 7.10.

“Certain Funds Event of Default” means, with respect to the Borrower and the Buyer only (and not, for the avoidance of doubt, in respect of any obligation to procure that any Subsidiary of the Borrower (other than the Buyer), the Target or any Subsidiary of the Target take, or refrain from taking, any action and not as a result of any Event of Default that is triggered by any Subsidiary of the Borrower (other than the Buyer), the Target or any Subsidiary of the Target) any Event of Default under any of Sections 8.01(a)(i) or (ii), 8.01(b) (insofar as it relates to a breach of any Certain Funds Covenant), 8.01(c) (insofar as it relates to a breach of any Certain Funds Covenant), 8.01(d) (insofar as it relates to a breach of any Certain Funds Representation), 8.01(f) (but excluding any Event of Default thereunder caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of any involuntary case or proceeding shall have been entered), 8.01(g), or 8.01(j) (solely if any provision in any Loan Document shall cease to be in full force and effect and such cessation materially and adversely affects the interests of the Lenders under the Loan Documents taken as a whole or the Borrower so asserts in writing).

“Certain Funds Period” means the period from and including the Effective Date and ending on the date on which a Mandatory Cancellation Event occurs or exists; it being understood that the Certain Funds Period will end on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.

“Certain Funds Purpose” means:

(a)            where the Target Acquisition proceeds by way of a Scheme, with respect to Tranche A Loans and Tranche B Loans:

(i)            payment (directly or indirectly) of the cash consideration payable by or on behalf of the Borrower and/or Buyer to the holders of the Scheme Shares in consideration of such Scheme Shares being acquired by the Buyer;

(ii)            payment (directly or indirectly) of the cash consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the Takeover Code;

(iii)            (directly or indirectly) the Target Refinancing, if applicable; and

(iv)            payment (directly or indirectly) of the fees, costs and expenses in respect of the Transactions (including stamp duty and stamp duty reserve tax); or

(b)            where the Target Acquisition proceeds by way of an Offer, with respect to Tranche A Loans and Tranche B Loans:

(i)            payment (directly or indirectly) of the cash consideration payable by or on behalf of the Borrower and/or Buyer to the holders of the Target Shares subject to the Offer in consideration of the acquisition of such Target Shares pursuant to the Offer;

(ii)            payment (directly or indirectly) of the cash consideration payable to the holders of Target Shares pursuant to the exercise by the Borrower and/or Buyer of the Squeeze-Out Rights;

(iii)            payment (directly or indirectly) of the cash consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the Takeover Code;

(iv)            (directly or indirectly) the Target Refinancing, if applicable; and

(v)            payment (directly or indirectly) of the fees, costs and expenses in respect of the Transactions (including stamp duty and stamp duty reserve tax); and.

(c)            with respect to Tranche C Loans, the payment in full of all Indebtedness outstanding under the Existing Credit Agreement and the termination of all commitments thereunder (the “Existing Credit Agreement Refinancing”).

“Certain Funds Representation” means, with respect to the Borrower and the Buyer only (and not, for the avoidance of doubt, in respect of any obligation to procure that any Subsidiary of the Borrower (other than the Buyer), the Target or any Subsidiary of the Target take, or refrain from taking, any action and not as a result of any misrepresentation with respect to, or made by, any such Subsidiary of the Borrower (other than the Buyer), the Target or any Subsidiary of the Target), any representation and/or warranty under any of Sections 5.01(a) (but with respect to good standing, only to the extent a breach would have a material adverse effect on a Borrower’s ability to perform and comply with its monetary obligations under this Agreement, any Note and each other Loan Document), 5.02(a), 5.02(b), 5.02(c)(i) (limited to violations or defaults under material Contractual Obligations with respect to Indebtedness in an aggregate principal amount exceeding $25,000,000 (which shall be deemed to be material for the purposes thereof)), 5.04, 5.14, 5.19 ((x) limited only to Security Instruments to which the Borrower is a party as of the Effective Date and (y) only insofar as it relates to a valid and perfected Lien pursuant to Security Instruments to which the Borrower is a party on the Effective Date (without giving regard to first priority status of such Liens) solely to the extent such perfection is required under the Security Instruments and may be obtained solely by the filing of a Uniform Commercial Code Financing Statement) and 5.28.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption, phase-in or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)            during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; and/or

(c)            any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.

“Clean-up Date” has the meaning specified in Section 8.01.

“Closing Date” means the first date all of the conditions precedent in Section 4.02 are satisfied (or waived in accordance with Section 10.01).

“Closing Date Officer’s Certificate” means a certificate substantially in the form of Exhibit F, dated as of the Closing Date, and signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, certifying that:

(a)            the condition set forth in Section 4.02(d) has been satisfied;

(b)            there have been no changes since the Effective Date with respect to the documents delivered or matters certified (as applicable) pursuant to Section 4.01(a)(v) (or otherwise providing updates to such documents or certifications, in each case, solely with respect to the Borrower); and

(c)            (i) in the case of an Offer, that the Minimum Acceptance Level has been achieved and the Offer Unconditional Date has occurred; and (ii) in the case of the Scheme, that the Scheme Effective Date has occurred, in each case without the Borrower having agreed to any Materially Adverse Amendment to the applicable Target Acquisition Documents except in accordance with Section 6.15(b).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all personal and real property of the Borrower, any Subsidiary of the Borrower or any other Person in which the Administrative Agent is granted a Lien under any Security Instrument as security for all or any portion of the Obligations or any other obligation arising under any Loan Document.

“Commitment” means a Tranche A Commitment, Tranche B Commitment or a Tranche C Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Companies Act” means the Companies Act 2006 of the United Kingdom, as amended.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, SONIA or any proposed Successor Rate for an Agreed Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “SONIA”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the tax expense for Federal, state, local and foreign income taxes of the Borrower and its Subsidiaries for such period (net of tax benefit), (iii) depreciation and amortization expense for such period, (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) cost of employee services received in share-based payment transactions (in accordance with FASB ASC 718) which do not represent a cash item in such period or any future period and (vi) up to $12,000,000 of non-cash charges incurred in connection with the wind-down of non-core construction activities in the Borrower’s Remediation and Construction Management segment through the end of fiscal year 2027 and minus (b) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial letters of credit, but limited, in the case of non-financial performance letters of credit, to drawn and unreimbursed amounts), bankers’ acceptances, bank guaranties, surety bonds (limited as to surety bonds to non-contingent obligations with respect thereto) and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary; provided that, there shall be excluded from Consolidated Funded Indebtedness the amount of any Indebtedness incurred by the Borrower or its Subsidiaries to the extent the proceeds thereof are (x) intended to be used to finance the Target Acquisition or one or more Permitted Acquisitions and (y) held by the Borrower or any Subsidiary in a segregated account or escrow account pending such application, until such time as such proceeds are released from such segregated account or escrow account.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges during such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the remainder of (i) Consolidated Funded Indebtedness as of such date minus (ii) up to $50,000,000 of obligations in respect of earnouts payable in connection with Permitted Acquisitions constituting Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Total Assets” means, as of any date of determination, the net book value of all assets of the Borrower and its Subsidiaries on such date determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.22(d).

“Court” means the High Court of Justice of England and Wales.

“Court Meeting” means the meeting or meetings of Scheme Shareholders (or any adjournment thereof) to be convened at the direction of the Court for the purposes of considering and, if thought fit, approving the Scheme.

“Court Order” means the Order of the Court sanctioning the Scheme.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Term SOFR Loan or SONIA Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is, or whose government is, the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including (solely for the purposes of Section 2.07) any casualty or condemnation event.

“Disposition Proceeds” has the meaning specified in Section 2.07(b).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a currency other than Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such other currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion). Any determination by the Administrative Agent pursuant to clause (b) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Duration Fees” has the meaning specified in Section 2.09(c).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 10.01).

“Electronic Copy” shall have the meaning specified in Section 10.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities (including equity-linked and debt-equity hybrid securitieis) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Debt” means (i) intercompany debt among the Borrower and/or its Subsidiaries or among Subsidiaries of the Borrower, (ii) revolving credit extensions under the Existing Credit Agreement (including any amendment, refinancing or replacement thereof) up to $500,000,000 (or the Dollar Equivalent thereof) in the aggregate, (iii) ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, ordinary course foreign credit facilities, factoring arrangements, capital leases, financial leases, hedging and cash management, (iv) purchase money and equipment financings and similar obligations, (v) other debt (other than for the purpose of financing the Target Acquisition) in an aggregate principal amount up to $100,000,000 (or the Dollar Equivalent thereof), and (vi) Indebtedness assumed pursuant to any acquisition and not incurred in contemplation thereof.

“Excluded Disposition” means any (i) unwinding of Swap Contracts, (ii) Disposition of accounts receivable as part of collection, (iii) sale of inventory or other assets in the ordinary course of business, (iv) sales or dispositions among the Borrower and/or its Subsidiaries, (v) Dispositions constituting sale-leaseback transactions in the ordinary course of business, and (vi) Dispositions having Net Cash Proceeds, which do not exceed $100,000,000 (or the Dollar Equivalent thereof) in the aggregate.

“Excluded Equity Issuance” means issuances of Equity Interests (i) pursuant to employee stock plans and retirement plans or issued as compensation to officers and/or non-employee directors, (ii) constituting directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law, (iii) transferred directly as consideration in connection with any acquisitions, divestiture or joint venture arrangement, (iv) to or by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower, or (v) pursuant to any direct stock purchase or dividend reinvestment plans.

“Excluded Subsidiary” means a Subsidiary that is neither a Loan Party nor a Material Subsidiary nor a Material Domestic Subsidiary nor a Subsidiary that has been selected by the Borrower to become a Subsidiary Guarantor (whether pursuant to Section 6.13 or otherwise).

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Subsidiary Guarantor, or a grant by such Subsidiary Guarantor of a Lien, becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of such Subsidiary Guarantor and any and all guarantees of such Subsidiary Guarantor’s Swap Obligations by other Loan Parties). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits Taxes, in each case imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or that are Other Connection Taxes (b) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 30, 2018, among the Borrower and certain of its subsidiaries as borrowers, certain of its subsidiaries as guarantors, Bank of America as administrative agent and the lenders party thereto (as amended prior to the date hereof, including pursuant to Amendment No.2 thereto, dated as of February 18, 2022).

“Existing Credit Agreement Refinancing” has the meaning specified in Clause (c) of the definition of Certain Funds Purpose.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee and Syndication Letter” means the Fee and Syndication Letter, dated as of the date hereof, by and among the Borrower, the Administrative Agent and the Arranger.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Government Scheme or Arrangement” has the meaning set forth in Section 5.12(d).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Meeting” means the general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations;

(g)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for any such Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates, (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date and (c) as to any SONIA Loan, the last Business Day of each month and the Maturity Date.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one or three months as selected by the Borrower in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)            no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person (other than any equity swaps or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness), whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.21.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and shall include each Lender that is listed on Schedule 2.01, and each other Person that from time to time becomes a party hereto as a “Lender” pursuant to Section 10.06.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01(c).

“Loan Documents” means, collectively, this Agreement, each Note, the Fee and Syndication Letter, each Security Instrument and the Subsidiary Guaranty.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (d) a continuation of Term SOFR Loans or SONIA Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Long-Stop Date” means August 9, 2023, or such later date which is no later than: (a) where the Target Acquisition proceeds by way of a Scheme, the date that is six weeks after the date first set forth above; or (b) where the Target Acquisition proceeds by way of an Offer, the date that is eight weeks after the date first set forth above.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(a)            where the Target Acquisition proceeds by way of a Scheme:

(i)            a Court Meeting is held (and not adjourned or otherwise postponed) to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved by the requisite majority of the Scheme Shareholders at such Court Meeting;

(ii)            a General Meeting is held (and not adjourned or otherwise postponed) to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the requisite majority of the shareholders of the Target at such General Meeting;

(iii)            applications for the issuance of the Court Order are made to the Court (and not adjourned or otherwise postponed) but the Court (in its final judgment) refuses to grant the Court Order;

(iv)            the Scheme lapses or is withdrawn with the consent of the Panel or by order of the Court;

(v)            a Court Order is issued but not filed with the Registrar within ten (10) Business Days of (x) its issuance or (y), if first required by Her Majesty’s Revenue and Customs of the United Kingdom and the Registrar, its stamping;

(vi)            the date which is 15 days after the Scheme Effective Date (or, if later, the date immediately following any extension of the period for settlement of consideration provided by the Panel pursuant to the Takeover Code); or

(vii)            the Long-Stop Date, unless the Scheme Effective Date has occurred on or prior thereto,

unless, in respect of clauses (i) to (v) inclusive above, for the purpose of switching from a Scheme to an Offer, within ten (10) Business Days of such event the Borrower has notified the Administrative Agent it and/or Buyer intends to issue, and then within twenty (20) Business Days (or such later period as the Arranger may agree in its sole discretion) after delivery of such notice does issue, an Offer Press Release (in which case no Mandatory Cancellation Event shall have occurred pursuant to clauses (i) to (v)) and provided that the postponement or adjournment of any Court Meeting, General Meeting or application referred to in this paragraph (a) shall not constitute a Mandatory Cancellation Event if such Court Meeting, General Meeting or application is capable of being re-convened, re-submitted or granted on a future date;

(b)            where the Target Acquisition proceeds by way of an Offer:

(i)            such Offer lapses, terminates or is withdrawn with the consent of the Panel unless, for the purpose of switching from an Offer to a Scheme, within five (5) Business Days of such event the Borrower has notified the Administrative Agent it and/or Buyer intends to issue, and then within ten (10) Business Days (or such later period as the Arranger may agree in its sole discretion) after delivery of such notice does issue, a Scheme Press Release (in which case no Mandatory Cancellation Event shall have occurred);

(ii)            the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds;

(iii)            the date falling 135 days after the Offer Unconditional Date; or

(iv)            the Long-Stop Date, unless the Offer Unconditional Date has occurred on or prior thereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means, as of any date of determination, each direct or indirect Domestic Subsidiary of the Borrower that either (i) has assets as of such date equal to 5% or more of the Consolidated Total Assets as of the last day of the four fiscal quarter period of the Borrower most recently ended for which financial information is available or (ii) had revenues in such four fiscal quarter period equal to 5% or more of the consolidated total revenues of the Borrower and its Subsidiaries. For the purpose of the foregoing calculations, (x) revenues shall be calculated giving effect to any pro forma adjustments, with respect to any Acquisition or Disposition, in a manner consistent with the adjustments described in Section 1.10 and (y) the assets and revenues of a Subsidiary shall be deemed to include the assets and revenues of its Subsidiaries.

“Material Subsidiary” means (a) as of any date of determination, each direct or indirect Subsidiary of the Borrower that either (i) has assets as of such date equal to 5% or more of the Consolidated Total Assets as of the last day of the four fiscal quarter period of the Borrower most recently ended for which financial information is available or (ii) had revenues in such four fiscal quarter period equal to 5% or more of the consolidated total revenues of the Borrower and its Subsidiaries and (b) the Buyer. For the purpose of the foregoing calculations, (x) revenues shall be calculated giving effect to any pro forma adjustments, with respect to any Acquisition or Disposition, in a manner consistent with the adjustments described in Section 1.10 and (y) the assets and revenues of a Subsidiary shall be deemed to include the assets and revenues of its Subsidiaries.

“Materially Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions (including the treatment of a condition as having been satisfied) of the Target Acquisition Documents compared to the terms and conditions that are included in the draft of the Press Release delivered to the Administrative Agent in accordance with Section 4.01(a)(iii) that is materially adverse to the interests of the Lenders (taken as a whole) under the Loan Documents, unless such modification, amendment or waiver is agreed to in writing by the Arranger (acting reasonably) it being acknowledged (except (x) to the extent paid in the form of common stock of the Borrower, (y) it is otherwise demonstrated that it will be paid entirely (directly or indirectly) by the subscription for ordinary shares in the Borrower and such ordinary shares will be issued and paid solely as consideration to the shareholders of the Target or (z) as otherwise agreed in writing by the Arranger) that an increase to the purchase price for the Target Shares would be materially adverse to the interests of the Lenders; provided, that any modification, amendment or waiver (including the treatment of a condition as having been satisfied) (i) that is required pursuant to (or reasonably determined by the Borrower as being necessary or desirable to comply with the requirements or requests of) the Takeover Code or by a court of competent jurisdiction, any other applicable law, regulation or regulatory body or the Panel (including any refusal by the Panel to allow the invocation of a condition), (ii) reducing the Acceptance Condition to not less than the Minimum Acceptance Level in accordance with Section 6.15(a)(ii), (iii) waiving any condition that the Panel has not given the Borrower and/or Buyer its consent to invoke, (iv) in the case of an Offer, that is an extension of the period in which holders of the Target Shares may accept the Offer or (v) necessary to effect the switch from a Scheme to an Offer (or vice versa), in each case, shall not be a Materially Adverse Amendment. In the case of an Offer, if the Borrower, Buyer or any person acting in concert with the Borrower or Buyer (within the meaning of the Takeover Code) makes an acceleration statement (within the meaning of the Takeover Code) which includes a statement that the Borrower and/or Buyer has waived any conditions to the Offer, such waiver shall be considered to be a voluntary waiver for the purposes of this definition and not a requirement of the Takeover Code or the Panel.

“Maturity Date” means the earlier of (a) the date that is 364 days after the Closing Date (or if such date is not a Business Day, the Business Day immediately preceding such date) and (b) the date on which the maturity of the Loans is accelerated in accordance with the terms hereof.

“Minimum Acceptance Level” has the meaning specified in Section 6.15(a)(ii).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means

(a)           in connection with any issuance or sale of Equity Interests or incurrence of Indebtedness, the cash proceeds received (including into an escrow account established by the Borrower or the Buyer for the purposes of funding the Target Acquisition) from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof; or

(b)           with respect to any Disposition, the cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such Disposition, net of (i) all attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof (including taxes resulting from the repatriation of such cash proceeds from a Subsidiary organized outside of the United States), (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Disposition in accordance with the terms of any Lien upon such assets or (B) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable laws, be repaid out of the proceeds from such Disposition, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than to the Borrower or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Disposition, (v) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with generally accepted accounting principles to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Disposition (provided, that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (vi) any funded escrow established pursuant to the documents evidencing any such Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Disposition (provided, that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds), (vii) the cash proceeds of any Disposition to the extent such proceeds are required to be used in another manner pursuant to contractual or other obligations entered into in connection with financing the acquisition, construction or development of such property and (viii) any cash proceeds arising from an Disposition by a Subsidiary organized outside of the United States to the extent that (x) the repatriation thereof would be unlawful, as reasonably determined by the Borrower or (y) material adverse tax consequences would result from the repatriation thereof, as reasonably determined by the Borrower; provided, further, that such Net Cash Proceeds of Dispositions shall not include proceeds of any Disposition received to the extent reinvested in other assets used or useful in the business of the Borrower and its Subsidiaries within 9 months of receipt of such proceeds (or in the case of a casualty or condemnation event, such longer period as the Borrower may deem necessary or appropriate to reinstate or replace the affected asset) or, if so committed within such period, reinvested within three (3) months thereafter.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” of a Subsidiary Guarantor shall exclude any Excluded Swap Obligations with respect to such Subsidiary Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means a contractual takeover offer within the meaning of Section 974 of the Companies Act made by or on behalf of the Borrower and/or Buyer for all of the Target Shares other than any Target Shares that at the date of the offer are already held by the Borrower, Buyer or any subsidiary thereof (as that offer may be amended in accordance with the terms of this Agreement) which, for the avoidance of doubt, is not effected by way of a Scheme.

“Offer Documents” means the Offer Press Release, the offer document to be sent by or on behalf of the Borrower and/or Buyer to the holders of Target Shares and any other material document sent by or on behalf of the Borrower and/or Buyer to Target Shareholders in relation to the terms and conditions of an Offer.

“Offer Press Release” means the press release announcing, in compliance with Rule 2.7 of the Takeover Code, a firm intention to make an offer for the Target which is to be implemented by way of an Offer or, as the case may be, a conversion from a Scheme to an Offer in accordance with Section 8 of Appendix 7 to the Takeover Code.

“Offer Unconditional Date” means the date on which the Offer becomes or is declared unconditional.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Sterling, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Panel” means the Panel on Takeovers and Mergers in the United Kingdom.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition that is permitted by the terms of Section 7.02(g).

“Permitted Convertible Indebtedness” means Indebtedness of the Borrower in the form of unsecured convertible notes with respect to which (a) no portion of the principal of such Indebtedness shall have a stated maturity date prior to the date that is six months after the Maturity Date; and (b) such Indebtedness (i) in the Administrative Agent’s good faith business judgment, has no more restrictive terms in the aggregate than the terms under this Agreement and is on terms customary for such type of Indebtedness or otherwise satisfactory to the Administrative Agent, and (ii) has no provisions limiting amendments to, or consents, waivers or other modifications with respect to, this Agreement or any other Loan Document.

“Permitted Share Repurchases” means a purchase by the Borrower of its common stock made on the open market for immediate retirement, on terms acceptable to the Administrative Agent and in compliance with applicable regulations, each of which purchase shall be subject to the limitations set forth in Section 7.06(c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means that certain Third Amended and Restated Pledge Agreement dated as of the Effective Date made by the Borrower and certain other Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties and for the benefit of certain “Secured Parties” as defined in the Existing Credit Agreement.

“Pledge Agreement Supplement” means each Pledge Agreement Supplement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by a Loan Party to the Administrative Agent.

“Pledge Joinder Agreement” means each Pledge Joinder Agreement, substantially in the form thereof attached to a Pledge Agreement, executed and delivered by a Subsidiary to the Administrative Agent.

“Press Release” means an Offer Press Release or a Scheme Press Release.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Loan Facility” has the meaning specified in Section 2.07(c).

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Receiving Agent” means the receiving agent appointed by the Borrower in connection with the acquisition of the Target Shares.

“Recipient” means the Administrative Agent or any Lender, as the case may be.

“Register” has the meaning specified in Section 10.06(c).

“Registrar” means the Registrar of Companies for England and Wales.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Rate” means with respect to any Borrowing denominated in (a) Dollars, SOFR, or (b) Sterling, SONIA, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Sterling, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Sterling.

“Sanction(s)” means any international economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (including any Canadian, French or Australian sanctions authority).

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 3.03(b)(ii).

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act between the Target and the holders of Target Shares in relation to the transfer of the Scheme Shares to the Borrower and/or Buyer as contemplated by the Scheme Circular (as such Scheme Circular may be amended in accordance with the terms of this Agreement).

“Scheme Circular” means the circular (including any supplemental circular) to the shareholders of the Target to be issued by the Target setting out the proposals for the Scheme and containing the notices of the Court Meeting and the General Meeting.

“Scheme Documents” means the Scheme Press Release, the Scheme Circular and any other material document sent to the holders of Target Shares in relation to the terms and conditions of the Scheme.

“Scheme Effective Date” means the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar and the Scheme becomes effective in accordance with section 899 of the Companies Act.

“Scheme Press Release” means each press release made by or on behalf of the Borrower and/or Buyer announcing, in compliance with Rule 2.7 of the Takeover Code, a firm intention to make an offer which is to be implemented by means of the Scheme or, as the case may be, a conversion from an Offer to a Scheme in accordance with Section 8 of Appendix 7 to the Takeover Code.

“Scheme Resolutions” means the resolutions to be set out in the Scheme Circular to be considered and, if thought fit, approved at the General Meeting.

“Scheme Shareholders” means the registered holders of Scheme Shares at the relevant time.

“Scheme Shares” means the Target Shares which are subject to the Scheme in accordance with its terms.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Instruments.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Third Amended and Restated Security Agreement dated as of the Effective Date made by the Borrower and certain other Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties and for the benefit of certain “Secured Parties” as defined in the Existing Credit Agreement.

“Security Instruments” means, collectively, the Security Agreement (including any Security Joinder Agreements), the Pledge Agreement (including any Pledge Agreement Supplement and any Pledge Joinder Agreement) and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Subsidiary of the Borrower or other Person shall grant or convey to the Administrative Agent for the benefit of the Secured Parties a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document.

“Security Joinder Agreement” means each Security Joinder Agreement, substantially in the form thereof attached to the Security Agreement, executed and delivered by a Subsidiary to the Administrative Agent.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means, with respect to Term SOFR, 0.10% (10.0 basis points) for an Interest Period of either one-month’s duration or three-month’s duration.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Loan” means a Loan that bears interest at a rate based on the definition of SONIA Rate. All SONIA Loans must be denominated in Sterling.

“SONIA Rate” means, for any day, with respect to any Borrowing of SONIA Loans, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided, that, if any SONIA Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in a SONIA Rate shall be effective from and including the date of such change without further notice.

“Squeeze-Out” means, if the Borrower and/or Buyer becomes entitled to give notice under section 979 of the Companies Act, the procedure to be implemented following the date on which the Offer is declared or becomes unconditional under section 979 of the Companies Act to squeeze out all of the outstanding shares in the Target which the Borrower and/or Buyer has not acquired, contracted to acquire or in respect of which it has not received valid acceptances.

“Squeeze-Out Notice” means a notice issued to a holder of Target Shares by the Borrower and/or Buyer in accordance with section 979 of the Companies Act.

“Squeeze-Out Rights” means the rights of the Borrower and/or Buyer pursuant to sections 979 to 982 of Chapter 3 of Part 28 of the Companies Act to acquire any remaining Target Shares which are the subject of the Offer.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Sterling Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Sterling, such amount, (b) if such amount is expressed in a currency other than Sterling, the equivalent of such amount in Sterling determined by using the rate of exchange for the purchase of Sterling with such other currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion). Any determination by the Administrative Agent pursuant to clause (b) above shall be conclusive absent manifest error.

Notwithstanding the foregoing, solely for the purpose of determining the Sterling Equivalent of any Net Cash Proceeds or the amount of the commitments obtained under any Qualifying Loan Facility which is required to be applied to reduce the Tranche A Commitments or Tranche B Commitments pursuant to Section 2.07, the Borrower may, in lieu of the foregoing applicable currency exchange rate (by notice to the Administrative Agent given on or prior to the applicable date on which the Commitments are required to be reduced pursuant to Section 2.07, elect either to use (x) the currency exchange rate (which may be an average rate) set forth in one or more currency exchange hedging agreements (including any deal-contingent hedge) entered into by the Borrower with respect to the Transactions or (y) an alternative exchange rate determined by the Borrower and the Administrative Agent having reasonable regard to the Borrower’s hedging strategy and its projected exposure to currency fluctuations with respect to the Transactions.

“Subordinated Indebtedness” means Indebtedness of the Borrower (other than any Subordinated Indebtedness constituting Permitted Convertible Indebtedness) having maturities and other terms, and which is subordinated to the obligations of the Borrower and its Subsidiaries hereunder and under the other Loan Documents in a manner approved in writing by the Required Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, collectively, the Subsidiaries that are parties to the Subsidiary Guaranty (including any Subsidiary that becomes a party thereto by execution of a Subsidiary Guaranty Joinder Agreement).

“Subsidiary Guaranty” means that certain Subsidiary Guaranty Agreement, dated as of the date hereof, made by certain Subsidiaries of the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties.

“Subsidiary Guaranty Joinder Agreement” means each Subsidiary Guaranty Joinder Agreement, substantially in the form thereof attached to the Subsidiary Guaranty, executed and delivered by a Subsidiary to the Administrative Agent.

“Successor Rate” has the meaning specified in Section 3.03(b)(iv).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options (other than equity swaps or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness), bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement (other than equity swaps or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness).

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are intended to function primarily as a borrowing of funds.

“Takeover Code” means the City Code on Takeovers and Mergers in the United Kingdom issued by the Panel from time to time.

“Target” means RPS Group plc.

“Target Acquisition” means the acquisition by or on behalf of Borrower and/or Buyer of Target Shares pursuant to (a) a Scheme or (b) an Offer and (if applicable) a Squeeze-Out, in each case, including (i) any fees and stamp duty payable by the Borrower in connection with such acquisition and (ii) any proposal made by or on behalf of Borrower and/or Buyer pursuant to Rule 15 of the Takeover Code).

“Target Acquisition Documents” means the Scheme Documents or the Offer Documents (as the case may be).

“Target Credit Agreements” means, collectively, (a) the Multicurrency Revolving Facility Agreement dated as of July 29, 2019 between, among others, R P S Group plc, as borrower, the guarantors party thereto, the financial institutions party thereto as lenders and National Westminster Bank plc, as agent, (b) the Term Loan Facility Agreement dated as of August 10, 2021 between R P S Group plc, as borrower, the guarantors party thereto, the financial institutions party thereto as lenders and Lucid Agency Services Limited, as agent and (c) the Term Loan Facility Agreement dated as of August 10, 2021 between R P S Group plc, as borrower, the guarantors party thereto and Legal and General Assurance Society Limited and Legal and General Assurance (Pensions Management Limited) as lenders, each, as amended, amended and restated, modified or supplemented from time to time prior to the date hereof.

“Target Existing Debt” means indebtedness and other obligations of the Target and its Subsidiaries under their existing credit facilities, including indebtedness under the Target Credit Agreements.

“Target Refinancing” means, as applicable, (a) the repayment in full of all or certain of the Target Existing Debt, together with any fees, costs, expenses and premia in relation thereto and (b) the release of any guarantees or liens in respect thereof.

“Target Shares” means all of the issued and unconditionally allotted ordinary shares in the Target and any further such shares which may be issued or unconditionally allotted pursuant to the exercise of any subscription or conversion rights, options or otherwise.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Facility” means a senior secured term loan facility entered into by the Borrower or one of its Subsidiaries for the purpose of financing the Target Acquisition.

“Term SOFR” means:

(a)           for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 8:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Date” means the date as of which all of the following shall have occurred: (a) termination of the Aggregate Commitments and (b) payment in full of all Obligations (other than contingent indemnification obligations).

“Threshold Amount” means $25,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and outstanding Loans of such Lender at such time.

“Tranche” means Tranche A, Tranche B or Tranche C, as the context may require.

“Tranche A” means the Tranche A Commitments and the Tranche A Loans.

“Tranche A Commitment” means, as to each Lender, its obligation to make, maintain and/or assume a Tranche A Loan pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche A Commitment”, or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Tranche A Commitments on the date hereof is £447,000,000.

“Tranche A Loan” has the meaning specified in Section 2.01(a).

“Tranche B” means the Tranche B Commitments and the Tranche B Loans.

“Tranche B Commitment” means, as to each Lender, its obligation to make, maintain and/or assume a Tranche B Loan pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche B Commitment”, or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Tranche B Commitments on the date hereof is £267,000,000.

“Tranche B Loan” has the meaning specified in Section 2.01(b).

“Tranche C” means the Tranche C Commitments and the Tranche C Loans.

“Tranche C Commitment” means, as to each Lender, its obligation to make, maintain and/or assume a Tranche C Loan pursuant to Section 2.01(c) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche C Commitment”, or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Tranche C Commitments on the date hereof is $350,000,000.

“Tranche C Loan” has the meaning specified in Section 2.01(c).

“Transactions” means (i) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, (ii) the borrowing of the Loans, (iii) the consummation of the Target Acquisition, (iv) the Target Refinancing, if applicable, (vi) the Existing Credit Agreement Refinancing, if applicable and (vi) the payment of fees and expenses related thereto.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, Term SOFR Loan or SONIA Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“USA PATRIOT Act” means the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or any other Person, or an allocation of assets to a series of a limited liability company or any other Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or any other Person shall constitute a separate Person hereunder (and each division of any limited liability company or any other Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03        Accounting Terms. (a)  Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)           Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        [Reserved].

1.06        [Reserved].

1.07        Change of Currency. (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.09        [Reserved].

1.10        Accounting for Acquisitions and Divestitures. For purposes of computing the financial covenant set forth in Section 7.11(b), Consolidated EBITDA shall be calculated on a pro forma basis (in accordance with Article 11 of Regulation S-X of the Securities Exchange Act of 1934, but excluding any synergies) giving effect to (a) any Acquisition made by the Borrower or any Subsidiary during the applicable measurement period so long as, and to the extent that, other than with respect to the Target Acquisition, (i) the Borrower delivers to the Administrative Agent (which shall promptly deliver to each Lender) a summary in reasonable detail of the assumptions underlying, and calculations made, in computing Consolidated EBITDA on a pro forma basis, and (ii) Required Lenders do not object to such assumptions and/or calculations within ten (10) Business Days after receipt thereof, and (b) any divestiture or Disposition of a Subsidiary, division or other operating unit made during the applicable measurement period. If the Borrower or any Subsidiary makes any Acquisition of any Person or assets which would result in a negative adjustment to Consolidated EBITDA for any period, the Borrower shall, upon request of Required Lenders, deliver information required pursuant to clause (a)(i) of the immediately preceding sentence so the calculation of Consolidated EBITDA will give effect to such Acquisition.

1.11        Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II
THE COMMITMENTS AND loans

2.01        Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower: (a) term loans denominated in Sterling in an aggregate principal amount not to exceed such Lender’s Tranche A Commitment (“Tranche A Loans”), (b) term loans denominated in Sterling in an aggregate principal amount not to exceed such Lender’s Tranche B Commitment (“Tranche B Loans”), and (c) term loans denominated in Dollars in an aggregate principal amount not to exceed such Lender’s Tranche C Commitment (“Tranche C Loans”, and together with Tranche A Loans and Tranche B Loans, collectively, the “Loans” and each, a “Loan”), in each case, from time to time on any Business Day during the Availability Period for any Certain Funds Purpose; provided that (i) Tranche A Loans and Tranche B Loans, to the extent the proceeds thereof are to be applied to the Target Refinancing, may only be borrowed on the Closing Date, (ii) in the case of an Offer, proceeds of Tranche A Loans and Tranche B Loans borrowed after the Closing Date may be held in an escrow account established by the Borrower or the Buyer for the purposes of the Target Acquisition pending their application towards a Certain Funds Purpose, and (iii) Tranche C Loans may only be borrowed on the Closing Date and applied on such date to consummate the Existing Credit Agreement Refinancing. Any Borrowing shall consist of Loans made, assumed and/or maintained, as the case may be, simultaneously by the Lenders in accordance with their respective Commitments. Any portion of the Loans repaid or prepaid may not be reborrowed. Tranche A Loans and Tranche B Loans shall be SONIA Loans, and Tranche C Loans may be Base Rate Loans or Term SOFR Loans, in each case as further provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, (ii) three (3) Business Days prior to the requested date of any Borrowing of SONIA Loans, and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of SONIA Loans shall be in a principal amount of £1,000,000 or a whole multiple of £1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type and Tranche of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Loans to be borrowed. In the case of a Borrowing in Dollars, if the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 10:00 a.m. in the case of any Loan denominated in Dollars, and not later than 10:00 a.m., in the case of any Loan denominated in Sterling, in each case, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 or 4.03, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Loans.

(f)           Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g)           With respect to any SONIA Rate, Term SOFR or SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03        [Reserved].

2.04        [Reserved].

2.05        Optional Commitment Reductions and Prepayments of Loans.

(a)           The Company may, upon notice to the Administrative Agent, terminate the Commitments under any Tranche, or from time to time permanently reduce the Commitments under any Tranche; provided that any such notice shall be received by the Administrative Agent not later than 10:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of £10,000,000 or any whole multiple of £1,000,000 in the case of Tranche A Commitments or Tranche B Commitments, and $10,000,000 or any whole multiple of $1,000,000 in excess thereof in the case of Tranche C Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Commitments. Any reduction of the Commitments under any Tranche shall be applied to the Commitment thereunder of each Lender according to its Applicable Percentage thereof.

(b)           The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under any Tranche in whole or in part without premium or penalty; provided that (a) such notice must be in a form acceptable to the Administrative Agent and received by the Administrative Agent not later than 10:00 a.m. (i) two (2) Business Days prior to any date of prepayment of Term SOFR Loans, (ii) thee (3) Business Days prior to any date of prepayment of SONIA Loans, and (iii) on the date of prepayment of Base Rate Loans; (b) any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple thereof; (c) any prepayment of SONIA Loans shall be in a minimum principal amount of £1,000,000 or a whole multiple thereof; and (d) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount and currency of such prepayment and the Type(s) and Tranche of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Tranche). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans under any Tranche pursuant to this Section 2.05(b) shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of such Tranche.

2.06        Repayment of Loans. The Borrower promises to repay all outstanding Loans on the Maturity Date or such earlier date as required herein.

2.07        Mandatory Commitment Reductions and Prepayments of Loans.

(a)           Commitment Termination Date. Unless previously terminated, the Commitments shall automatically terminate upon the termination of the Certain Funds Period.

(b)           Debt Issuances; Equity Issuances; and Dispositions. In the event that the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from:

(i)            the issuance of any Equity Interests (other than Excluded Equity Issuances) or the incurrence of any Indebtedness for borrowed money (other than (i) Excluded Debt and (ii) Indebtedness for borrowed money funded pursuant to a Qualifying Loan Facility to the extent that the Commitments were previously reduced by an equal amount pursuant to Section 2.07(c)), in each case by the Borrower or any of its Subsidiaries (collectively, “Capital Markets and Term Loan Proceeds”);

(ii)           the borrowing of any Acquisition Revolving Loans (other than Acquisition Revolving Loans funded pursuant to a Qualifying Loan Facility to the extent that the Commitments were previously reduced by an equal amount pursuant to Section 2.07(c)) by the Borrower or any of its Subsidiaries (“Acquisition Revolving Loan Proceeds”); or

(iii)           any Disposition (other than Excluded Dispositions) by the Borrower or any of its Subsidiaries (“Disposition Proceeds”),

then such Net Cash Proceeds (or the Sterling Equivalent thereof in the case of Tranche A and Tranche B) shall be applied:

(A)           in the case of Capital Markets and Term Loan Proceeds, first to Tranche A, then to Tranche B, and thereafter to Tranche C;

(B)           in the case of Acquisition Revolving Loan Proceeds, first to Tranche B, then to Tranche A, and thereafter to Tranche C,

(C)           in the case of Disposition Proceeds, ratably to Tranche A and Tranche B, and thereafter to Tranche C.

The application of the foregoing Net Cash Proceeds (or the Sterling Equivalent thereof, as applicable) to a specific Tranche as set forth above shall be applied within such Tranche (x) first automatically to reduce the Commitments then outstanding under such Tranche in an amount equal to 100% of such Net Cash Proceeds (or the Sterling Equivalent thereof, as applicable) on the date of the Borrower’s or its applicable Subsidiary’s receipt thereof and (y) second (to the extent there are any remaining Net Cash Proceeds (or the Sterling Equivalent thereof, as applicable) after such application and reduction of such Commitments to zero) the Borrower shall prepay the Loans outstanding under such Tranche within three Business Days following the Borrower’s or its applicable Subsidiary’s receipt thereof in an amount equal to such remaining Net Cash Proceeds (or the Sterling Equivalent thereof, as applicable). To the extent that there are any remaining Net Cash Proceeds (or the Sterling Equivalent thereof, as applicable) following each such reduction and prepayment within a Tranche, then such remaining amount shall be applied to the next Tranche as set forth above.

(c)           Qualifying Loan Facilities. If the Borrower or any of its Subsidiaries shall enter into a loan or other credit agreement (including (x) a Term Loan Facility and (y) an amendment to any existing agreement evidencing Indebtedness for borrowed money, including the Existing Credit Agreement for the purpose of borrowing Acquisition Revolving Loans) for the stated purpose of financing the Target Acquisition with conditions to availability thereunder which are the same or are less restrictive to the borrower thereunder than the conditions precedent set forth in Section 4.02 (a “Qualifying Loan Facility”) then the Commitments shall be automatically reduced, by an amount equal to the commitments under such Qualifying Loan Facility (or the Sterling Equivalent thereof in the case of Tranche A and Tranche B) upon the effective date of such loan or other credit agreement, in the following order:

(i)             if such Qualifying Loan Facility is an amendment to the Existing Credit Agreement to provide for Acquisition Revolving Loans to be made thereunder, first to Tranche B, then to Tranche A, and thereafter to Tranche C; and

(ii)           if such Qualifying Loan Facility is a Term Loan Facility and in all other cases, first to Tranche A, then to Tranche B, and thereafter to Tranche C.

(d)           Covenant Amendment to the Existing Credit Agreement. If the Existing Credit Agreement is amended to permit the full amount of the Obligations (and any Indebtedness of the Borrower incurred to replace or refinance (in whole or in part) this Agreement and the Obligations) to be secured on the “Collateral” on a pari passu basis with the “Obligations” (each as defined in the Existing Credit Agreement) without being subject to any “no-default”, financial covenant or similar condition, then the Tranche C Commitments shall be automatically terminated upon the effective date of such amendment to the Existing Credit Agreement.

The Borrower shall notify the Administrative Agent upon the receipt by the Borrower or any Subsidiary of any such Net Cash Proceeds or upon the execution of any Qualifying Loan Facility or an amendment to the Existing Credit Agreement, as the case may be, and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

Any termination or reduction of the Commitments pursuant to this Section 2.07 shall be permanent. Each prepayment of Loans or reduction of the Commitments pursuant to this Section 2.07 shall be applied to the Loans or Commitments of the Lenders within each Tranche, as applicable, in accordance with their Applicable Percentages thereof.

2.08            Interest.

(a)            Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each SONIA Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the SONIA Rate plus the Applicable Rate.

(b)      (i)      If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)            [Reserved].

(iv)            Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09            Fees.

(a)            Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender, as consideration for the Commitments, a ticking commitment fee (i) in Sterling in the case of Tranche A and Tranche B and (ii) in Dollars in the case of Tranche C (the “Commitment Fee”) equal to a rate per annum equal to 0.25% times the average daily outstanding aggregate amount of the Commitments with respect to each Tranche, which shall accrue beginning on the 90th day following the Effective Date through the date of termination or expiration of the Commitments (including upon the borrowing of the Loans) for such Tranche. The accrued Commitment Fees shall be payable on each date of borrowing of the Loans and on the date of termination or expiration of the Commitments.

(b)            Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent all fees in the amounts and at the times specified in the Fee and Syndication Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason.

(c)            Duration Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable account of the Lenders, duration fees (the “Duration Fees”) in amounts equal to the percentage, as determined in accordance with the grid below, of the aggregate amount of the Loans and Commitments (if any) outstanding at 2:00 p.m. on each date set forth in the grid below, in each case payable on each such applicable date in the applicable currency for each Tranche:

90th day after the Closing Date	180th day after the Closing Date	270th day after the Closing Date
0.50%	0.75%	1.00%

2.10            Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) and SONIA Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees (including Commitment Fees) and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11            Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.12            Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Sterling, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in Sterling shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Sterling and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in Sterling, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Sterling payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Tranche (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 11:00 a.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in Sterling, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)      (i)      Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans or SONIA Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 10:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, or in the case of Sterling, in accordance with such market practice, in each case, as applicable. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable credit extensions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13            Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14            [Reserved].

2.15            [Reserved].

2.16            [Reserved].

2.17            Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 or 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders under the applicable Tranche on a pro rata basis (and ratably among all applicable Tranches computed in accordance with the Defaulting Lenders’ respective funding deficiencies) prior to being applied to the payment of any Loans of that Defaulting Lender under the applicable Tranche until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)            Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Lender under any Tranche is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders under such Tranche or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans under such Tranche to be held on a pro rata basis by the Lenders under such Tranche in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE IIITAXES, YIELD PROTECTION AND ILLEGALITY

3.01            Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require a Withholding Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted by the applicable Withholding Agent in accordance with such Laws as determined in the good faith discretion of such Withholding Agent upon the basis of the information and documentation to be delivered pursuant to subsection (e) below. For purposes of this Section 3.01, the term “Laws” includes FATCA.

(ii)            If a Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) the applicable Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)            If a Withholding Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the applicable Withholding Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)            Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)            Tax Indemnifications.

(i)            Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)            Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)            Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)            Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) of this Section 3.01) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)            any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)            Each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)            executed copies of Internal Revenue Service Form W-8BEN-E (or W-8BEN if applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)            executed copies of Internal Revenue Service Form W-8ECI,

(III)            executed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN-E (or W-8BEN if applicable), or

(V)            executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C)            Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(D)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)            The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02            Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, Dollars or Sterling in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to (x) in the case of Loans denominated in Sterling, make or maintain SONIA Loans or (y) in the case of Loans denominated in Dollars, to make or maintain Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be, in each case, suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans and SONIA Loans in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all such Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of the Term SOFR Loans, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03            Inability to Determine Rates.

(a)            If in connection with any request for a Term SOFR Loan or a SONIA Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or a SONIA Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency, in each case, for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Term SOFR Loans, SONIA Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans or SONIA Loans to the extent of the affected Term SOFR or SONIA Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective Interest Periods and (B) any outstanding affected SONIA Loans, at the Borrower’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding SONIA Loan immediately, or (2) be prepaid in full immediately; provided that if no election is made by the Borrower, by the date that is three (3) Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (1) above.

(b)            Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii)            syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Agreed Currency; or

(iv)            if the events or circumstances of the type described in Section 3.03(b)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 2:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04            Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subject any Lender to any Taxes with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii)            impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement, Term SOFR Loans or SONIA Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that Borrower shall not be required to pay any such amounts to any Lender under and pursuant to this Section 3.04(b) which are owing as a result of any Change in Law if and to the extent such Lender is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05            Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of any Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)            any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in Sterling on its scheduled due date or any payment thereof in a different currency; or

(d)            any assignment of a Term SOFR Loan, in each case on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract (but excluding any loss of anticipated profits or margin). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06            Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. Each Lender may make any Loans to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07            Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO lending

4.01            Conditions to Effective Date. The Commitments of each Lender hereunder shall become effective and the Effective Date shall occur subject to satisfaction (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfied) or waiver in accordance with Section 10.01 of the following conditions precedent:

(a)            The Administrative Agent shall have received the following, each of which shall be “.pdf” (or equivalent) telecopies of manually-signed originals (followed promptly by originals, it being understood and agreed that in no event will receipt of originals thereof by the Administrative Agent be a condition precedent to the Commitments of each Lender) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent:

(i)            executed counterparts of this Agreement, the Fee and Syndication Letter, the Security Agreement, the Pledge Agreement, and the Subsidiary Guaranty;

(ii)            Notes executed by the Borrower in favor of each Lender requesting Notes;

(iii)            a draft Offer Press Release or Scheme Press Release (as applicable) in form and substance reasonably satisfactory to the Administrative Agent;

(iv)            favorable opinions of (x) Hogan Lovells LLP and (y) in-house counsel to the Loan Parties (each in form and substance satisfactory to the Borrower and the Administrative Agent) addressed to the Administrative Agent and each Lender, as to customary matters concerning the Loan Parties and the Loan Documents;

(v)            (x) a certificate of a Responsible Officer of each Loan Party attaching (A) each Organization Document of each Loan Party certified, to the extent applicable, as of a recent date by the Secretary of State of the jurisdiction of its incorporation, (B) the resolutions, written consents or other applicable action of each Loan Party authorizing, among other things, the execution, delivery and performance of this Agreement and the other Loan Documents (including in respect of the Borrower, the borrowing of the Loans hereunder), and the Transactions and (C) an incumbency certificate certifying the names and true signatures of the officers of each Loan Party entitled to sign this Agreement and the other Loan Documents, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (y) a good standing certificate for each Loan Party from its jurisdiction of its incorporation; and

(vi)            delivery of Uniform Commercial Code financing statements suitable in form and substance for filing in all places required by applicable law to perfect the Liens of the Administrative Agent under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable Law to perfect the Liens of the Administrative Agent under such Security Instruments as a first priority Lien (subject only to Permitted Liens) in and to such other Collateral as the Administrative Agent may require including without limitation the delivery by the Loan Parties of certificates evidencing certain pledged interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto.

(b)            The Lenders, Administrative Agent and the Arranger shall have received all fees required to be paid under this Agreement and the Fee and Syndication Letter (or arrangements with respect to the payment thereof which are reasonably satisfactory to the Administrative Agent shall have been made) on or prior to the Effective Date, and all expenses (or arrangements with respect to the payment thereof which are reasonably satisfactory to the Administrative Agent shall have been made) for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one (1) Business Day before the Effective Date.

(c)            The Administrative Agent and each Lender shall have received at least five (5) Business Days prior to the Effective Date (i) all documentation and other information requested by the Administrative Agent or such Lender, as applicable, in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

The Administrative Agent and the Lenders irrevocably confirm that the Effective Date has occurred on the date of this Agreement.

4.02            Conditions to Closing Date. Subject to Section 4.04, the obligation of each Lender to make a Loan hereunder shall be subject to all of the following conditions precedent having been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfied) or waived in accordance with Section 10.01 on or prior to the Long-Stop Date:

(a)            Effective Date. The Effective Date shall have occurred.

(b)            Officer’s Certificate. The Administrative Agent shall have received the Closing Date Officer’s Certificate.

(c)            Scheme/Offer Sanctioned. If the Target Acquisition is pursuant to:

(i)            a Scheme, then the Scheme Effective Date shall have occurred; or

(ii)            an Offer, then the Offer Unconditional Date shall have occurred,

in each case without the Borrower having agreed to any Materially Adverse Amendment to the applicable Target Acquisition Documents except in accordance with Section 6.15(b).

(d)            Absence of Certain Funds Event of Default and Accuracy of Certain Funds Representations. On the Closing Date, immediately before and after giving effect to the making of and application of proceeds of the applicable Borrowing, no Certain Funds Event of Default shall have occurred which is continuing and the Certain Funds Representations shall be true and correct in all material respects (or, to the extent qualified by materiality, all respects).

(e)            Fees. The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid under this Agreement and the Fee and Syndication Letter (or arrangements for such fees to be deducted by the Administrative Agent from the proceeds of the Loans shall have been made) on or prior to the Closing Date (and for the avoidance of doubt, a direction by the Borrower to the Administrative Agent to deduct the full amount of such fees from the proceeds of the Loans to be funded on the Closing Date in the applicable request for a borrowing of Loans on the Closing Date or a closing funds flow demonstrating to the reasonable satisfaction of the Administrative Agent that such fees will be paid on the Closing Date shall each be sufficient to satisfy this condition).

(f)            Notice of Loan Borrowing. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the occurrence of the Closing Date and such notice shall be irrevocable.

4.03            Each Subsequent Borrowing Date. Subject to Section 4.04, the obligation of each Lender to make a Tranche A Loan or Tranche B Loan on any date after the Closing Date shall be subject to all of the following conditions precedent having been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfied) or waived in accordance with Section 10.01 on or prior to the last day of the Availability Period:

(a)            Closing Date. The Closing Date shall have occurred.

(b)            Absence of Certain Funds Event of Default and Accuracy of Certain Funds Representations. On such date, immediately before and after giving effect to the making of and application of proceeds of such Loans, no Certain Funds Event of Default shall have occurred which is continuing and the Certain Funds Representations shall be true and correct in all material respects (or, to the extent qualified by materiality, all respects).

(c)            Fees and Expenses. The Lenders, Administrative Agent and the Arranger shall have received all fees required to be paid under this Agreement and the Fee and Syndication Letter on or prior to such date, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one (1) Business Day before such date.

(d)            Notice of Loan Borrowing. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

4.04            Actions during Certain Funds Period. Notwithstanding anything to the contrary in this Agreement, during the Certain Funds Period no Lender shall (unless (i) in the case of a particular Lender, in respect of clause (c) below, it would be illegal for such Lender to participate in making the Loans; provided, that such Lender has used commercially reasonable efforts to maintain its Commitments or make the Loan through an Affiliate of such Lender not subject to such legal restriction; provided, further, that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations hereunder, (ii) a Certain Funds Event of Default has occurred and is continuing or, in respect of clause (c) below, would result from making such Loans or (iii) in respect of clause (c) below, a Lender is not obligated pursuant to Section 4.02 or 4.03 to make a Loan) be entitled to:

(a)            cancel or terminate any of its Commitments (subject to any Commitment reductions made pursuant to Section 2.07);

(b)            rescind, terminate or cancel this Agreement or any of the Loans or exercise any similar right or remedy or make or enforce any claim under this Agreement it may have to the extent to do so would prevent or limit the making of its Loans;

(c)            refuse to participate in the making of its Loans, subject to satisfaction of the conditions set forth in Section 4.02 or 4.03;

(d)            exercise any right of set-off or counterclaim or similar right or remedy to the extent to do so would prevent or limit the making of its Loans; or

(e)            cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit the making of its Loans;

provided, that immediately upon the expiration of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders if applicable at such time notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.05            Determinations under Article IV. For the purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date referred to in this Article IV specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders, as of the Effective Date, the Closing Date and upon each Borrowing of Loans, that:

5.01            Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02            Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, (a) have been duly authorized by all necessary corporate or other organizational action, and do not and will not (b) contravene the terms of any of such Person’s Organization Documents; (c) conflict with or result in any breach or contravention of, or the creation of any Lien (other than the creation of a Lien in favor of the Administrative Agent under the Security Instruments) under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) violate any material Law.

5.03            Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for perfection actions required to be taken under any Security Instrument (subject to any perfection actions not required to be taken pursuant to the provisions of any Security Instrument).

5.04            Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.

5.05            Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)            The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated July 3, 2022, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the Effective Date that are not reflected on such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06            Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07            No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08            Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09            Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10            Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies (or are self-insured), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11            Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed (after giving effect to any appropriate extensions obtained in respect thereof), and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (after giving effect to any appropriate extensions obtained in respect thereof), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12        ERISA Compliance.

(a)            Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all contributions required by the Pension Funding Rules to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to the Pension Funding Rules has been made with respect to any Plan.

(b)            There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            (i)  No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA to the PBGC or otherwise with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i)            any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)           the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)          each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13         Subsidiaries; Equity Interests. As of the Effective Date, the Borrower has no Domestic Subsidiaries (excluding dormant and inactive Subsidiaries) other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

5.14         Margin Regulations; Investment Company Act.

(a)            The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)            None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Administrative Agent and the Lenders that the projections provided to them by the Borrower are not to be viewed as facts and that actual results during the period or periods covered by any projections may differ from the projected results).

5.16        Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Borrower is set forth on Schedule 10.02.

5.18        Solvency. On the Closing Date (or, in the case of any Subsidiary which becomes a Subsidiary Guarantor after the Effective Date, on the date such Subsidiary becomes a Subsidiary Guarantor), and immediately prior to and after giving effect to each Borrowing hereunder and the use of the proceeds thereof, (a) each Loan Party’s assets will exceed its liabilities and (b) each Loan Party will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

5.19        Creation, Perfection and Priority of Liens. (a) The execution and delivery of the Loan Documents by the Loan Parties, together with the filing of any Uniform Commercial Code financing statements, are effective to create (or continue) in favor of the Administrative Agent for the benefit of Secured Parties, as security for the Obligations, a valid and perfected first priority Lien on all of the Collateral as of the Effective Date (subject only to Liens permitted by Section 7.01 and subject to any filing or other action not taken as a result of the provisions of any applicable Security Instrument), securing the Obligations, and (b) subject to any filing or other action not taken as a result of the provisions of any applicable Security Instrument, all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect.

5.20        Collateral.

(a)            The provisions of each of the Security Instruments are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in all right, title and interest of each Loan Party in the Collateral described therein, subject to Liens permitted by Section 7.01 and except as otherwise permitted hereunder and except as otherwise permitted by the provisions of any applicable Security Instrument.

(b)            No Contractual Obligation to which any Loan Party is a party or by which the property of any Loan Party is bound prohibits the filing or recordation of any of the Loan Documents or any other action which is necessary or appropriate in connection with the perfection of the Liens on material assets evidenced and created by any of the Loan Documents.

5.21        Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.22        Reserved.

5.23        OFAC. Neither the Borrower, nor any of its Subsidiaries, nor any officer or director thereof, nor, to the knowledge of the Borrower, any employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority (including any relevant Canadian or Australian sanctions authority) or (c) organized or resident in a Designated Jurisdiction.

5.24        Anti-Corruption Laws. Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, each director, officer, Affiliate and employee thereof, is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption and anti-money laundering legislation in other jurisdictions, and each of the Borrower and its Subsidiaries has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.25        Affected Financial Institution. No Loan Party is an Affected Financial Institution.

5.26        Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification is true and correct in all respects.

5.27        Covered Entities. No Loan Party is a Covered Entity.

5.28        Use of Proceeds. The proceeds of the Loans shall be used solely for Certain Funds Purposes.

5.29        Target Acquisition Documents. In the case of a Scheme, the Scheme Documents contain all the material terms of the Scheme; and in the case of an Offer, the Offer Documents contain all material terms of the Offer.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01        Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)            with respect to each fiscal year of the Borrower, as soon as available, but in any event within one (1) Business Day after the date required to be filed with the SEC (after giving effect to one automatic 15 day extension pursuant to Rule 12b-25 if such extension is requested in accordance with such rule), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement; and

(b)            with respect to each fiscal quarter (commencing with the fiscal quarter ending on or about October 2, 2022, but excluding the last fiscal quarter of each fiscal year) of the Borrower, as soon as available, but in any event within one (1) Business Day after the date required to be filed with the SEC (after giving effect to one automatic 5 day extension pursuant to Rule 12b-25 if such extension is requested in accordance with such rule), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02        Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (and commencing with the fiscal quarter ending on or about October 2, 2022), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), and (ii) a summary of the accounts receivable of the Borrower and its Subsidiaries (including a list of the 10 customers with the largest receivable balances) as of the end of the most recently ended fiscal year;

(b)            promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c)            promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or other inquiry by such agency that reasonably identifies that an investigation is likely regarding financial or other operational results of any Loan Party or any Subsidiary thereof (which, for the avoidance of doubt, shall not include general correspondence from the SEC on other matters);

(e)            promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(f)            promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03         Notices. Promptly notify the Administrative Agent and each Lender:

(a)            of the occurrence of any Default;

(b)            of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)            of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b);

(e)            of any cancellation (without replacement) or material change in any material insurance policy maintained by the Borrower or any Subsidiary;

(f)            of the creation or acquisition of any Subsidiary other than an Excluded Subsidiary or any change in the organization of jurisdiction of any Subsidiary other than an Excluded Subsidiary; and

(g)            of any setoff, claims (including any Environmental Liability), withholding or other defense to which any material portion of the Collateral granted under any Security Instrument, or any Secured Party’s rights with respect to such Collateral, is subject.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted by Section 7.01); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower or through one or more regulated captive insurance programs established in accordance with customary industry practice (each of which may include self-insurance components subject to commercially reasonable self-insurance limits), (a) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (and, in any event, such insurance as may be required by Law or any approval or order of any Governmental Authority); and (b) “errors and omissions” insurance with coverage of at least $30,000,000, and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower and its Subsidiaries.

6.08            Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09            Books and Records. Maintain proper books of record and account in accordance with GAAP consistently applied.

6.10            Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and the Borrower hereby authorizes such independent auditors to discuss such financial matters with the Administrative Agent and any Lenders or representatives or independent contractors thereof so long as an officer or other representative of the Borrower has a bona fide opportunity to be available at such discussion), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) so long as no Default exists, neither the Administrative Agent nor any Lender shall make more than one such inspection in any calendar year, and (ii) when a Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11            Use of Proceeds. The proceeds of the Loans shall be used solely for Certain Funds Purposes.

6.12            [Reserved].

6.13            Collateral; Additional Security; Additional Subsidiary Guarantors; Further Assurances.

(a)               Subject to the limits and exclusions set forth in Section 6.13(g) below, the Borrower will, and will cause each Subsidiary (other than the Excluded Subsidiaries) to, from time to time, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent on behalf of the Secured Parties shall have received currently effective duly executed Security Instruments pledging and granting security interests or other Liens acceptable to the Administrative Agent on all of the following assets of each Loan Party, whether now owned or hereafter acquired: (i) all Equity Interests of any Subsidiary; (ii) all Indebtedness of the Borrower or any Subsidiary to any Loan Party; (iii) all accounts, all general intangibles arising out of or related to any such accounts, all chattel paper and instruments evidencing any obligation to any Loan Party for payment for goods sold or leased or services rendered, all interest in any goods the sale or lease of which shall have given rise to any accounts, all guaranties and property securing payment or performance under any accounts (including all supporting obligations), and all of the books and records relating to any of the foregoing; and (iv) all proceeds and products of the property and assets described in clauses (i) through (iii) above (each term used in this sentence that is defined in Article 9 of the UCC shall have the meaning therein defined). In addition, upon any Event of Default and the request of the Administrative Agent, the Borrower will, and will cause each Subsidiary (other than the Excluded Subsidiaries) to, from time to time, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent on behalf of the Secured Parties receives currently effective duly executed Security Instruments pledging and granting security interests or other Liens acceptable to the Administrative Agent on all of the assets of each Loan Party that are not then included Collateral, whether now owned or hereafter acquired, and are so requested by the Administrative Agent to be subjected to a Lien to secure the Obligations.

(b)            Such security interests and Liens shall be granted pursuant to (i) in the case of the properties and assets securing the obligations on the Effective Date, by the Security Instruments executed (or otherwise effective) on the Effective Date, (ii) in the case of the properties and assets of any Subsidiary becoming a Loan Party after the Effective Date, by the Security Instruments described in Section 6.13(e), or (iii) in the case of properties and assets that are not subject to any of the foregoing Security Instruments, by security agreements, pledge agreements or other Security Instruments substantially similar to the Security Instruments delivered (or otherwise effective) on the Effective Date by the Loan Parties and encumbering similar assets or properties or, if no such Security Instrument is determined by the Administrative Agent to be appropriate, documentation otherwise reasonably satisfactory in form and substance to the Administrative Agent (all of such agreements, assignments and other conveyances described in this clause (iii), collectively, the “Additional Security Instruments”).

(c)            Except as otherwise permitted by any applicable Security Instrument, each of the Security Instruments (including all Additional Security Instruments) shall (i) constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and shall be subject to no Liens, and (ii) be duly recorded or filed (or memoranda or other appropriate record thereof recorded or filed) in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant thereto and, in each case, all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower.

(d)            Without limitation of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Instruments (including any Additional Security Instruments) as the Administrative Agent may reasonably require from time to time, subject to any filing or other action not required to be taken as a result of the provisions of any applicable Security Instrument. Furthermore, the Borrower shall cause to be delivered to the Administrative Agent such opinions of counsel, title insurance and other documents as may be reasonably requested by the Administrative Agent from time to time to assure itself that this Section 6.13 has been complied with.

(e)            Subject to the limits and exclusions set forth in Section 6.13(g) below, if (x) at any time the Borrower acquires or forms any additional Subsidiary, merges any Subsidiary into another Person or Disposes of assets from any Subsidiary to another Person and, as a result of such acquisition, formation, merger or Disposition, a Person becomes a Material Domestic Subsidiary or (y) as of the end of any fiscal quarter, any Domestic Subsidiary that is not already a Subsidiary Guarantor qualifies as a Material Domestic Subsidiary, the Borrower will promptly notify the Administrative Agent thereof and, as soon as practicable but in any event within 30 days (or such longer period as approved by the Administrative Agent in its sole discretion) following such acquisition, formation, merger, Disposition or fiscal quarter end, as the case may be, deliver or cause to be delivered to the Administrative Agent each of the following:

(i)             a Subsidiary Guaranty Joinder Agreement, duly executed by such Subsidiary;

(ii)            a Security Agreement or a Security Joinder Agreement, as applicable, duly executed by such Subsidiary (with all schedules thereto appropriately completed);

(iii)            (A) a Pledge Agreement or a Pledge Joinder Agreement, as applicable, duly executed by each Loan Party that owns any Equity Interest in such Subsidiary (with all schedules thereto appropriately completed), and (B) to the extent such Equity Interest constitutes a security under Article 8 of the Uniform Commercial Code, except as otherwise permitted in the applicable Pledge Agreement, (x) the certificates representing such Equity Interests and (y) duly executed, undated stock powers or other appropriate powers of assignment in blank affixed thereto;

(iv)            if any of the documents referenced in the foregoing clauses (i) through (iii) are delivered (or required to be delivered), Uniform Commercial Code financing statements naming such Subsidiary as “Debtor” and naming the Administrative Agent as “Secured Party”, in form, substance and number sufficient in the opinion of the Administrative Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Administrative Agent the Liens on the Collateral conferred under the Security Instruments to the extent such Liens may be perfected by Uniform Commercial Code filings;

(v)            if any of the documents referenced in the foregoing clauses (i) through (iii) are delivered (or required to be delivered), current copies of the documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) with respect to each such Subsidiary, all certified by the applicable Governmental Authority or appropriate officer as the Administrative Agent may elect, all in form and substance satisfactory to the Administrative Agent; and

(vi)            if any of the documents referenced in the foregoing clauses (i) through (iii) are delivered (or required to be delivered) and if requested by the Administrative Agent, opinions of counsel to the applicable Loan Parties and such Subsidiary with respect to the documents delivered and the transactions contemplated by this Section 6.13(e) substantially similar in form and substance to the opinion of counsel delivered on the Effective Date pursuant to Section 4.01(a)(iv).

(f)            Without limiting the foregoing, within 30 days (or such longer period as approved by the Administrative Agent in its sole discretion) after (i) each delivery or required delivery of financial information pursuant to Section 6.01(a) or Section 6.01(b) and (ii) any Disposition of any Subsidiary or any material portion of its assets (including via merger or dissolution), cause one or more Domestic Subsidiaries to become Subsidiary Guarantors and take such additional actions of the type described in Section 6.13(e) as if such Domestic Subsidiaries were Material Domestic Subsidiaries, to the extent necessary to cause, subject to the limits and exclusions set forth in Section 6.13(g) below, the Obligations of the Borrower to be guaranteed by, and secured by the Equity Interests and assets of, Domestic Subsidiaries that, together with the Borrower, account for at least 80% of Consolidated Total Assets and 80% of the consolidated total revenues of the Borrower and its Domestic Subsidiaries. For purposes of the foregoing calculation, (x) assets shall be determined as of the last day of the most recently ended fiscal quarter for which financial information is available, (y) revenues shall be determined using the results of the four fiscal quarter period of the Borrower most recently ended for which financial information is available, but giving effect to any pro forma adjustments, with respect to any Acquisition or Disposition, in a manner consistent with the adjustments described in Section 1.10 and (z) the assets and revenues of a Subsidiary shall not be deemed to include the assets and revenues of its Subsidiaries.

(g)            Notwithstanding anything in this Section 6.13 to the contrary, it is acknowledged and agreed that in no event shall (i) any pledge of Equity Interests in a Foreign Subsidiary be required in an amount that would cause a material adverse tax consequence to Company (which, for the avoidance of doubt, may mean that a pledge of Equity Interests of an entity that is a “controlled foreign corporation” under 957 of the Code, may be limited, in the case of the Obligations of the Borrower, to a pledge of 65% of the voting Equity Interests of each first-tier Foreign Subsidiary), (ii) any Subsidiary that is a Captive Insurance Subsidiary be required to guarantee, or provide collateral security for, any portion of the Obligations, (iii) any pledge of Equity Interests in a Captive Insurance Subsidiary be required and (iv) the grant of collateral security required by Sections 6.13(e) and (f) at any time exceed those types of assets that are at such time then required to be pledged or subject to a security interest pursuant to Section 6.13(a) above.

6.14            Anti-Corruption Laws. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.15            Scheme and Offer.

(a)              The Borrower agrees that from and after the Effective Date, it shall (and shall cause Buyer to):

(i)            not issue any Press Release other than (x) pursuant to Section 6.15(a)(vi), or (y) unless, subject to such amendments as are not Materially Adverse Amendments, that Press Release is consistent in all material respects with the draft of the Press Release delivered to the Administrative Agent pursuant to Section 4.01(a)(iii);

(ii)            except as consented to by the Arranger in writing (such consent not to be unreasonably withheld, delayed or conditioned), ensure that the terms of the Offer or Scheme as set out in the Offer Documents or the Scheme Documents (as the case may be and, in each case, other than the Press Release) are consistent in all material respects with the form of the respective press release delivered to the Administrative Agent pursuant to Section 4.01(a)(iii) subject to any variation required by the Takeover Code, the Court or the Panel and, in each case, to any variations which would not contravene Section 6.15(b). In the case of an Offer, the Acceptance Condition shall be not capable of being satisfied, unless acceptances have been received that would, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by the Borrower and/or Buyer, result in the Borrower and/or Buyer (directly or indirectly) holding shares representing, in any case, at least 75% of all Target Shares carrying voting rights on a fully diluted basis (excluding any shares held in treasury) as at the date on which the Offer is declared unconditional (the “Minimum Acceptance Level”);

(iii)            comply in all respects with the Takeover Code and all other applicable laws and regulations material in relation to any Offer or Scheme, subject to any consents, waivers or dispensations granted by the Panel or any other applicable regulator or the requirements of the Court, except where non-compliance would not be materially prejudicial to the Lenders (taken as a whole);

(iv)            promptly (x) provide the Administrative Agent with such information as it may reasonably request in writing as to the status and progress of the Scheme or Offer (including, in the case of an Offer, the current level of acceptances, the implementation and exercise of the Squeeze-Out Rights and the dispatch of any Squeeze-Out Notices (if relevant) but excluding, in the case of a Scheme, the current level of proxies received and notified to the Target in respect of the Scheme and any other information not freely supplied by the Target), any regulatory and anti-trust clearances required in connection with the Target Acquisition and such other information as it may reasonably request regarding the status of the Target Acquisition subject to any confidentiality, regulatory or other restrictions relating to the supply of such information and (y) notify the Administrative Agent of the occurrence of a Mandatory Cancellation Event;

(v)            deliver to the Administrative Agent copies of each Press Release, each Offer Document, any Scheme Document and all material legally binding agreements entered into by the Borrower and/or Buyer in connection with an Offer or Scheme to the extent material to the interests of the Lenders (as reasonably determined by the Borrower), in each case, except to the extent it is prohibited by law or regulation from doing so;

(vi)            in the event that a Scheme is switched to an Offer or vice versa (which the Borrower and/or Buyer shall be entitled to do on multiple occasions provided that it complies with the terms of this Agreement), except as consented to by the Arranger in writing (such consent not to be unreasonably withheld, delayed or conditioned), ensure that the terms and conditions contained in the Offer Documents or the Scheme Documents (whichever is applicable) are consistent in all material respects with those set out in the Press Release delivered to the Administrative Agent pursuant to Section 4.01(a)(iii) other than (x) any changes permitted to be made in accordance with Section 6.15(b) or which are required to reflect the change in legal form to an Offer or a Scheme, (y) in the case of a Scheme, any variation required by the Court or (z) any amendments that are not Materially Adverse Amendments;

(vii)           in the case of an Offer, following the Closing Date while any Commitments remain outstanding, should the Borrower and/or Buyer become entitled to exercise its Squeeze-Out Rights, promptly ensure that Squeeze-Out Notices are delivered to the relevant holders of shares in Target and otherwise comply with all of the applicable provisions of Chapter 3 of Part 28 of the Companies Act to enable it to exercise its Squeeze-Out Rights;

(viii)          shall not take any action, and procure that none of its Affiliates nor any person acting in concert with the Borrower (within the meaning of the Takeover Code) takes any action, which would require the Borrower and/or Buyer to make a mandatory offer for the Target Shares in accordance with Rule 9 of the Takeover Code or which would require a change to be made to the terms of the Scheme or the Offer (as the case may be), including pursuant to Rule 6 or Rule 11 of the Takeover Code which change, if made voluntarily, would be a Materially Adverse Amendment;

(ix)            prior to the issuance of the relevant Press Release, not at any time (including following the Offer Unconditional Date or Scheme Effective Date) make any public announcement or public statement (other than in the relevant Press Release or Acquisition Document) concerning this Agreement or the parties to this Agreement (other than the Borrower and its Subsidiaries) in connection with the financing of the Target Acquisition without the prior written consent of the Arranger (such consent not to be unreasonably withheld, conditioned or delayed) or unless required to do so by the Takeover Code or the Panel, the court, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority;

(x)            in the case of an Offer, not declare the Offer unconditional unless the Minimum Acceptance Level is achieved;

(xi)           subject always to the Companies Act and any applicable listing rules, in the case of a Scheme, within 30 days after the Scheme Effective Date and, in the case of an Offer, within 60 days after the date upon which the Borrower (directly or indirectly) owns Target Shares (excluding any shares held in treasury) which represent not less than 75% of all Target Shares (excluding any shares held in treasury), procure that such action as is necessary is taken to apply for the cancellation of trading in the Target Shares on the Main Market of the London Stock Exchange and the listing of the Target Shares on the official list maintained by the Financial Conduct Authority pursuant to Part 6 of the Financial Services and Markets Act 2000 and to cause the Target to reregister as a private company under the Companies Act as soon as reasonably practicable thereafter; and

(b)            Except as consented to by the Arranger in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower hereby covenants and agrees that from the Effective Date it will not (and shall cause Buyer to not) amend, treat as satisfied or waive (i) any term or condition of the Scheme Documents or the Offer Documents (other than the Acceptance Condition), as applicable, other than any such amendment, treatment or waiver which is not a Materially Adverse Amendment, or (ii) if the Target Acquisition is proceeding as an Offer, the Acceptance Condition if the effect of such amendment, treatment or waiver would be that the Acceptance Condition would be capable of being satisfied at a level less than the Minimum Acceptance Level.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification and reimbursement obligations not then due) shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01            Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)            Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)            easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            Liens on assets or property acquired, or on the Person acquired by the Borrower or any Subsidiary so long as (i) the acquisition is permitted hereunder, (ii) all obligations secured by such Liens are repaid concurrently with, or promptly after such acquisition, and (iii) all Uniform Commercial Code financing statements, mortgages or similar documents filed or recorded to perfect or give notice of such Liens are terminated or released within 60 days after such acquisition;

(k)           Liens securing Indebtedness permitted by Section 7.03(f), so long as the Lien on such cash collateral does not exceed the lesser of (x) $50,000,000 and (y) 105% of the sum of the remaining stated amounts available for drawing under such letters of credit plus unpaid reimbursement obligations in respect of such letters of credit plus accrued fees and expenses in respect of such letters of credit;

(l)            Liens securing Indebtedness permitted by Section 7.03(i), so long as such Liens do not extend beyond the assets of such Foreign Subsidiary incurring such Indebtedness;

(m)          Liens securing Indebtedness permitted by Section 7.03(k);

(n)           Liens, if any, in favor of a surety granted by the Borrower and/or its Subsidiaries arising by operation of law or under any indemnity agreement or surety agreement entered into in the ordinary course of business in connection with construction-related bid or performance bonds; provided that such Lien does not at any time encumber any property other than the applicable bonded contractual obligation and the accounts receivable, material and equipment under such applicable bonded contractual obligation;

(o)           Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(p)           any sale or assignment contemplated by and made in accordance with Section 7.05(f); and

(q)            Liens in respect of any cash escrow account established for application to the Target Acquisition or any other Permitted Acquisition.

7.02         Investments. Make any Investments, except:

(a)            Investments outstanding on the date hereof and listed on Schedule 7.02;

(b)            Investments held by the Borrower or such Subsidiary in the form of cash equivalents or marketable debt securities;

(c)            advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d)            (i) Investments of the Borrower in any wholly-owned Subsidiary that is a Loan Party and Investments of any wholly-owned Subsidiary that is a Loan Party in the Borrower or in another wholly-owned Subsidiary that is a Loan Party (limited, in the case of the Borrower and Loan Parties that are Domestic Subsidiaries, to Investments in each other and in Foreign Subsidiaries that have Guaranteed the Obligations of the Borrower); (ii) Investments of any Subsidiary that is not a Loan Party in another Subsidiary that is not a Loan Party; (iii) Investments of the Borrower or any wholly-owned Subsidiary that is a Loan Party in a Subsidiary that is either not a Loan Party or is a Foreign Subsidiary that is a Loan Party but has not Guaranteed the Obligations of the Borrower, so long as the aggregate amount of such Investments at any time outstanding made pursuant to this Section 7.02(d)(iii) does not exceed twenty percent (20%) of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter for which the Borrower shall have delivered financial statements pursuant to Section 6.01(a) or (b), as the case may be; (iv) Investments of any Subsidiary that is not a Loan Party in any Loan Party and (v) Investments of the Borrower in the Buyer consisting of proceeds of the Loans, cash or other Investments to consummate the Target Acquisition;

(e)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)            Guarantees permitted by Section 7.03;

(g)            (i) the Target Acquisition and (ii) any other Acquisition by the Borrower or any Subsidiary; provided that any Acquisition described in this clause (g)(ii) must satisfy all of the following conditions: (A) either the required majority of the Board of Directors (or other equivalent governing body) of the Person so acquired incumbent at the time such Acquisition is proposed has acquiesced to the Target Acquisition, or the Target Acquisition is otherwise deemed in the reasonable judgment of the Administrative Agent to be a “friendly” Acquisition; (B) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from the making of, such Acquisition; (C) immediately after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 7.11, such compliance to be determined on the basis of financial information for the fiscal period most recently ended for which financial information is available as though such Acquisition had been consummated on the first day of the fiscal period covered thereby; and (D) substantially contemporaneously with any such Acquisition of Equity Interests, the Borrower shall grant, or cause the applicable Person(s) to grant, to the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority Lien in all of the Equity Interests so acquired (to the extent such grant is required by Section 6.13(a)(i));

(h)            Investments in partially-owned Subsidiaries or any other Person the Equity Interests of which are partially owned by the Borrower or a Subsidiary or joint venture in which the Borrower or any Subsidiary is a party that is entered into in the ordinary course of business; provided that the aggregate amount of all such Investments does not exceed $75,000,000 at any time outstanding;

(i)            other loans and advances not exceeding $30,000,000 in the aggregate at any time outstanding; and

(j)            Investments held in trust at Wilmington Trust or any successor thereto related to the Tetra Tech, Inc. Deferred Compensation Plan.

7.03        Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)            unsecured (i) Indebtedness of any Loan Party to another Loan Party and Guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of another Loan Party; (ii) Indebtedness of any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party and Guarantees of any Subsidiary that is not a Loan Party in respect of Indebtedness otherwise permitted hereunder of another Subsidiary that is not a Loan Party; (iii) Indebtedness of a Subsidiary that is not a Loan Party to the Borrower or any wholly-owned Subsidiary that is a Loan Party to the extent such Indebtedness is permitted by Section 7.02(d); and (iv) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);

(d)           obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)            Indebtedness of any Loan Party in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;

(f)            cash-secured letters of credit in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(g)           Subordinated Indebtedness;

(h)           [reserved];

(i)            Indebtedness of Foreign Subsidiaries incurred for working capital and general corporate purposes in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;

(j)            other unsecured Indebtedness of the Borrower or any Domestic Subsidiary that is a Subsidiary Guarantor; provided that, with respect to any such Indebtedness referred to in this subsection (j), (i) no Default shall exist or would occur as a result from the incurrence of such Indebtedness, and (ii) after giving pro forma effect to the incurrence of such Indebtedness, the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 7.11; and

(k)           other secured Indebtedness (x) of the Borrower and the other “Loan Parties” (as defined therein) pursuant to the Existing Credit Agreement (as amended, replaced or refinanced) but excluding for the purpose of this clause (x) any increase in the committed, with respect to any revolving credit agreement, or outstanding principal amount, with respect to any term loan facility, thereunder following the date hereof (but permitting increases to the amount of secured cash management obligations, secured hedge agreement and secured bilateral letters of credit and the incurrence and repayment of the revolving credit facility) and (y) (without duplication of amounts referred to in clause (x) above) of the Borrower or any Domestic Subsidiary that is a Subsidiary Guarantor to the extent incurred to replace or refinance, respectively, the Commitments or Loans (including pursuant to an amendment to the Existing Credit Agreement), so long as  in the case of this clause (y) such secured Indebtedness ranks pari passu with or is junior in right of payment to the Indebtedness under this Agreement, is guaranteed only by one or more of the Loan Parties, and is subject to an intercreditor and/or subordination agreement in form and substance satisfactory to the Administrative Agent (it being understood and agreed by all present and subsequent Lenders from time to time party hereto that the Administrative Agent is hereby authorized to execute and deliver an intercreditor, collateral agency or similar agreement and security documents and/or amend the existing Security Instruments securing the Obligations in connection with the grant of a pari passu or junior Lien to secure such Indebtedness in form and substance satisfactory to the Administrative Agent and that the execution thereof by the Administrative Agent will bind all holders from time to time of the Obligations).

7.04        Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary.

Notwithstanding the foregoing, neither the consummation of the Target Acquisition nor the consummation of any transaction in connection therewith as contemplated by the Target Acquisition Documents (as may be amended or modified in accordance with Section 6.15(b)) shall constitute a breach of this Section 7.04.

7.05        Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor, the transferee thereof must either be the Borrower or a Subsidiary Guarantor that is the direct or indirect parent of the transferor;

(e)           Dispositions permitted by Section 7.04;

(f)            any sale or assignment of accounts receivable arising in the ordinary course of business (and any general intangibles, documents, instruments or records related thereto) made in connection with a supply chain finance arrangement involving the Borrower and/or any of its Subsidiaries and a buyer of the products and/or services of the Borrower or its Subsidiaries (but not, for the avoidance of doubt, as part of any securitization or similarly structured transaction); provided that (i) any such sale or assignment must be made without recourse for credit risk to the Borrower and its Subsidiaries and otherwise on terms customary for supply chain finance arrangements and (ii) the aggregate amount of accounts receivable sold, assigned, conveyed or otherwise transferred pursuant to this clause (f) in any fiscal quarter shall not exceed $75,000,000;

(g)           Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate fair market value of the property being Disposed of, when taken together with the aggregate fair market value of all other property Disposed of in reliance on this clause (g) while this Agreement is in effect, shall not exceed 15.0% of Consolidated Total Assets (determined at the time of any given Disposition as of the end of the most recently ended fiscal year);

provided, however, that any Disposition pursuant to clauses (a) through (c), (f) or (g) shall be for fair market value.

7.06        Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary may make Restricted Payments to the Borrower or any wholly-owned Subsidiary and, in the case of any partially owned Subsidiary, ratable Restricted Payments to the holders of such Subsidiary’s Equity Interests;

(b)           the Borrower may declare and make dividend payments or other distributions payable solely in the common stock of the Borrower;

(c)           so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom and, after giving effect thereto (and any incurrence of Indebtedness in connection therewith), the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 7.11, such compliance to be determined on the basis of financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), the Borrower may make unlimited Permitted Share Repurchases;

(d)            so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom and, after giving effect thereto (and any incurrence of Indebtedness in connection therewith), the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 7.11 (such compliance to be determined on the basis of financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), the Borrower may (i) issue any Permitted Convertible Indebtedness in accordance with Section 7.03 and enter into any equity swaps or options on the capital stock of the Borrower in connection therewith, (ii) satisfy its conversion or required repurchase obligations related to any Permitted Convertible Indebtedness issued by the Borrower in accordance with Section 7.03, in cash or Equity Interests of the Borrower or a combination thereof, (iii) exercise or settle any equity swaps or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness, in each case in cash or Equity Interests of the Borrower or a combination thereof, and (iv) purchase Equity Interests of the Borrower in connection with the issuance of any Permitted Convertible Indebtedness; and

(e)            so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom and, after giving effect thereto (and any incurrence of Indebtedness in connection therewith), the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 7.11 (such compliance to be determined on the basis of financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), the Borrower may declare and pay cash dividends and distributions to its stockholders.

7.07        Change in Nature of Business. Engage in any business activity other than consulting, engineering and design services, remediation, construction management, construction, technical services, facilities operations and maintenance services, research and development, program management and such other activities as are substantially related or incidental thereto (including any of the foregoing related to alternative energy production).

7.08        Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

7.09        Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document and, to the extent no more restrictive than this Agreement, any documentation entered into with respect to Indebtedness permitted by Section 7.03(k)) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor that is its direct or indirect parent or to otherwise transfer property to the Borrower or any Subsidiary Guarantor that is its direct or indirect parent, (ii) of any Subsidiary other than an Excluded Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary other than an Excluded Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person other than an Excluded Subsidiary if a Lien is granted to secure another obligation of such Person.

7.10        Use of Proceeds.

(a)            Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; provided, that, to the extent such purchase would not violate of Regulation U of the FRB, the Borrower may make Permitted Share Repurchases in accordance with the limitations set forth in clause (c) of Section 7.06.

(b)            Directly or indirectly, use the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, an Arranger, the Administrative Agent, or otherwise) of Sanctions

(c)            Directly or indirectly use the proceeds of any Loans for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions;

Notwithstanding the foregoing, solely for the purposes of the definition of Certain Funds Covenant, payment of the proceeds of the Loans to (i) the Receiving Agent in consideration for the purchase of the Target Shares and the disbursement of those proceeds to the holders of the Target Shares in compliance with its customary procedures, (ii) the agent or trustee, as applicable, for the holders of the Target Existing Debt and the disbursement of those proceeds to such holders pursuant to the Target Refinancing, if any, in compliance with the customary procedures of such agent or trustee, and (iii) pay (directly or indirectly) any United Kingdom stamp duty and stamp duty reserve tax, or any fees, costs and expenses required to be paid under the terms of the Loan Documents to the Administrative Agent and/or the Lenders, in each case, shall be deemed not to breach of clauses (b) or (c) of this Section 7.10.

7.11        Financial Covenants.

(a)           Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.

(b)           Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower to be greater than 3.75 to 1.00.

7.12        Amendment or Modification of Subordinated Indebtedness or Permitted Convertible Indebtedness. Amend, modify or change in any manner any term or condition of any Subordinated Indebtedness or Permitted Convertible Indebtedness, or any document governing Subordinated Indebtedness or Permitted Convertible Indebtedness, so that the terms and conditions thereof are any less favorable to the Administrative Agent and the Lenders than the terms thereof as of the Effective Date or as of the date initially incurred in compliance with the terms of this Agreement, as the case may be.

7.13            Amendment or Modification of Organization Documents. Amend, modify or change in any manner any term or provision of any Loan Party’s Organization Documents in any manner materially adverse to the interests of any Secured Party.

7.14            Payments of Subordinated Indebtedness or Permitted Convertible Indebtedness. Pay, prepay, redeem, purchase, defease or otherwise acquire or satisfy in any manner prior to the scheduled due date thereof any Subordinated Indebtedness or Permitted Convertible Indebtedness (other than satisfy its conversion or required repurchase obligations in accordance with Section 7.06(d)) or, in the case of Subordinated Indebtedness make any payment on or in respect thereof (other than scheduled payments of interest made in the form of additional Subordinated Indebtedness or common stock).

7.15            Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase of materials, supplies, or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services; provided, that the Borrower or any Subsidiary may enter into any such contract so long as (i) the aggregate amount of all payments to be made under any such contract does not exceed $2,000,000, and (ii) the aggregate amount of payments to be made under all such contracts in any fiscal year does not exceed $5,000,000.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01            Events of Default. Any of the following shall constitute an Event of Default:

(a)            Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)            Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.13, 6.15 or Article VII, or any Subsidiary Guarantor fails to perform or observe any term, covenant or agreement contained in the Subsidiary Guaranty; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower or (ii) the date any Loan Party obtains knowledge thereof; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default. (i) The Borrower or any Subsidiary (other than an Excluded Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary (other than an Excluded Subsidiary) is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary (other than an Excluded Subsidiary) is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs any default in the payment when due, or in the performance or observance of, any material obligation or, or material condition agreed to by, the Borrower or any Subsidiary (other than an Excluded Subsidiary) with respect to any purchase or lease of goods or services exceeding the Threshold Amount (except only to the extent that the existence of any such default is being contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been made with respect to such default); or

(f)             Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than an Excluded Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than an Excluded Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)            Judgments. There is entered against the Borrower or any Subsidiary (other than an Excluded Subsidiary) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, or (iii) an event occurs with respect to a Foreign Government Scheme or Arrangement which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount; or

(j)             Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)            Lien Priority. Any Lien purported to be created under any Security Instrument shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by this Agreement, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents and except as otherwise expressly permitted by the terms of such Loan Document; or

(l)             Subordination Agreements. Any subordination provision applicable to any Subordinated Indebtedness, at any time after the incurrence of such Subordinated Indebtedness, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any such subordination provision; or any Loan Party or any other Person breaches any such subordination provision; or

(m)           Change of Control. There occurs any Change of Control; or

(n)            Debarment. The Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) is debarred or suspended under Section 9.4 of the Federal Acquisition Regulations or otherwise prohibited from future contracting with agencies of the executive branch of the U.S, Government.

Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 180 days after the Closing Date (the “Clean-up Date”), notwithstanding any other provision of this Agreement or any other Loan Document, any breach of covenants, misrepresentation or other Default (other than a breach of or Default with respect to Section 7.11), which arises only with respect to the Target and its Subsidiaries will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default, as the case may be, if: (a) it is capable of remedy and reasonable steps are being taken to remedy it; (b) the circumstances giving rise to it have not knowingly been procured by or approved by the Borrower and its Subsidiaries (other than the Target and its Subsidiaries); and (c) it has not had, and is not reasonably likely to have, a Material Adverse Effect.

8.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without further act of the Administrative Agent or any Lender.

8.03         Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender), amounts payable under Article III and reimbursement for amounts paid under Section 10.04(c)), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders, in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

ARTICLE IX
ADMINISTRATIVE AGENT

9.01         Appointment and Authority.

(a)            Each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any banking, trust, financial, advisory, underwriting or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice or consent of the Lenders with respect thereto.

9.03         Exculpatory Provisions. The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable, and any applicable Related Parties:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)            shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e)            shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06         Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date, (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07         Non-Reliance on the Administrative Agent, the Arranger and the Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the arranger(s), bookrunner(s), syndication agent(s) or documentation agent(s) listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09         Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (l) of Section 10.01, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10         Collateral and Guaranty Matters. Each of the Lenders (in its capacities as a Lender) irrevocably authorize the Administrative Agent at its option and in its discretion,

(a)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)            to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)            to release any Subsidiary Guarantor from its obligations under the Loan Documents to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Loan Documents to which it is a party pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11        [Reserved].

9.12        [Reserved].

9.13        No Lender is an Employee Benefit Plan.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.14         Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE X
MISCELLANEOUS

10.01       Amendments, Etc. Subject to Section 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            [reserved];

(b)            [reserved];

(c)            extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e)            reduce the principal of, or the rate of interest specified herein on, any Loan Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan Borrowing or to reduce any fee payable hereunder;

(f)             (i) change Section 2.13 or 8.03 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments otherwise required hereunder or the order of application of payments required thereby without the written consent of each Lender adversely and directly affected thereby or (ii) subordinate, or change any provision hereof that would have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, without the written consent of each Lender adversely and directly affected thereby;

(g)            change the allocation of Commitment reductions and prepayments of Loans among the Tranches pursuant to Section 2.07 without the consent of the Lenders holding more than 50% of the then outstanding Commitments and Loans under each Tranche which would be adversely affected by such change;

(h)            change Section 2.05 in a manner that would alter the order of application of any prepayments of Loans without the written consent of each Lender;

(i)             change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(j)             release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(k)            release all or substantially all of the value of the Subsidiary Guaranties without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(l)             impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect (x) the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or (y) the provisions of Article IV, in each case; (ii) the Fee and Syndication Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iii) any provision of any Loan Document may be amended in a writing executed only by the Administrative Agent and the Borrower to the extent such amendment is being made to address an ambiguity, omission, mistake, defect or inconsistency in any such provision that has been jointly identified by the Administrative Agent and the Borrower. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender or all Lenders or each affected Lender under a Tranche may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) no Commitment of any Defaulting Lender may be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender or all Lenders or each affected Lender under a Tranche that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Loan Parties and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding anything to the contrary herein, the Administrative Agent will have the right to make Conforming Changes from time to time and any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Notwithstanding the foregoing, in the event that the terms of this Agreement are required to be modified as specified in the applicable provisions of the Fee and Syndication Letter, then this Agreement may be amended (to the extent not adverse to the interests of the Lenders) by the Administrative Agent and the Borrower without the need to obtain the consent of any Lender; provided, that if the Borrower shall fail to execute any amendment that the Arranger reasonably determines is necessary to effect the changes contemplated by Section 6 of the Fee and Syndication Letter within three (3) Business Days from the date of delivery to the Borrower of a draft thereof, then the Administrative Agent is and shall be authorized to execute such amendment on behalf of the Borrower and such amendment shall become effective without further action by any Person. In furtherance of the foregoing, each of the Borrower and the Administrative Agent agree that it will enter into any amendment to this Agreement requested by the Arranger in compliance with the terms of the Fee and Syndication Letter.

10.02      Notices; Effectiveness; Electronic Communication.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)            if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Change of Address, Etc. The Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)            Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)            Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans under any Tranche at any at the time owing to it); provided that (in each case with respect to any Tranche) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment under any Tranche and/or the Loans at the time owing to it (in each case with respect to any Tranche) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment of any Tranche shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned within such Tranche.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and by Sections 10.06(b)(iii)(A) and (B) below:

(A)          (x) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that, during the Certain Funds Period, the Borrower may withhold such consent in its sole discretion unless a Certain Funds Event of Default is continuing) shall be required unless (1) an Event of Default (limited during the Certain Funds Period, to a Certain Funds Event of Default) has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, (3) following the Certain Funds Period, such assignment is to an Affiliate of a Lender or an Approved Fund or (4) such consent is not required pursuant to the syndication provisions of the Fee and Syndication Letter and (y) the consent of the Administrative Agent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that, following the Certain Funds Period, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Tranche, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section and to the execution of a confidentiality and front running letter substantially in the form of Exhibit G (with only such changes thereto as may be approved by the Administrative Agent and the Borrower), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws, (d) that some or all of the Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including, the Takeover Code, any securities law relating to insider dealing and market abuse, and accordingly, each of the Administrative Agent and the Lenders shall not use any Information for any unlawful purpose and (e) that it is aware of the terms and requirements of Practice Statement No.25 (Debt Syndication During Offer Periods) issued by the Panel.

10.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)            such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            such assignment does not conflict with applicable Laws; and

(e)            in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18      USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

10.19      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20      Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.21      [Reserved].

10.22      Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.22, the following terms have the following meanings:

(c)            “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(d)            “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(e)            “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(f)            “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TETRA TECH, Inc.

By:	/s/ Steven M. Burdick
	Name:	Steven M. Burdick
	Title:	Chief Financial Officer

Tetra Tech, Inc.
Bridge Credit Agreement
Signature Page

BANK OF AMERICA, N.A., as Administrative Agent and as Lender

By:	/s/ Angela Larkin
	Name:	Angela Larkin
	Title:	Vice President

Tetra Tech, Inc.
Bridge Credit Agreement
Signature Page